Exhibit 99.1

The information in this preliminary offering circular is not complete and may be changed.

Subject to Completion Dated December 18, 2009.

CONFIDENTIAL

Clear Channel Worldwide Holdings, Inc.

a wholly-owned subsidiary of

Clear Channel Outdoor Holdings, Inc.

$500,000,000          % Series A Senior Notes due 2017

$2,000,000,000          % Series B Senior Notes due 2017

Clear Channel Worldwide Holdings, Inc. is offering $500,000,000 of its     % Senior Notes due 2017 (the “Series A Notes”) and $2,000,000,000 of its     % Senior Notes due 2017 (the “Series B Notes” and, together with the Series A Notes, the “notes”). The notes are being offered inside the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

Clear Channel Outdoor Holdings, Inc., Clear Channel Outdoor, Inc. and certain existing and future domestic subsidiaries of Clear Channel Outdoor Holdings, Inc. (the “guarantors”) will guarantee the notes.

The notes and guarantees will be senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of Clear Channel Worldwide Holdings, Inc. and the guarantors, including indebtedness owed to Clear Channel Communications, Inc. The notes and guarantees will be effectively subordinated to all existing and future secured indebtedness of Clear Channel Worldwide Holdings, Inc. and the guarantors to the extent of the value of the assets securing such indebtedness.

Clear Channel Worldwide Holdings, Inc. will pay interest daily on the notes, and the trustee will pay interest on the notes to the noteholders on                          and                          of each year. The first such payment to noteholders will be made on                         , 2010. Interest shall be payable by Clear Channel Worldwide Holdings, Inc. on a daily basis into an account established by the trustee for the sole benefit of holders of the notes. Clear Channel Worldwide Holdings, Inc. may redeem up to 35% of the aggregate principal amount of each of the notes with the proceeds of certain equity offerings at the redemption prices set forth in this offering circular. The notes are not subject to any mandatory redemptions or sinking fund payments. The notes will mature on December     , 2017. Notes will be issued only in denominations of $2,000 and integral multiples of $1,000.

Notes sold to qualified institutional buyers in reliance on Rule 144A will be evidenced by one or more global notes deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company. Except as described herein, beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants. Any notes sold pursuant to Regulation S will be evidenced by one or more separate global notes.

Clear Channel Worldwide Holdings, Inc. will use commercially reasonable efforts to file an exchange offer registration statement or, under specific circumstances, a shelf registration statement, pursuant to registration rights agreements.

Clear Channel Worldwide Holdings, Inc. does not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

See “Risk Factors” beginning on page 24 to read about important factors you should consider before buying the notes.

Offering Price:

Series A Notes: $500,000,000 % of the principal amount of Series A Notes
Series B Notes: $2,000,000,000 % of the principal amount of Series B Notes

The offering prices set forth above do not include accrued interest, if any. Interest on the notes will accrue from                 , 2009. If the notes are delivered after                 , 2009, accrued interest must be paid by the purchaser until the time of delivery.

The notes have not been registered under the Securities Act and are being offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. Prospective purchasers that are qualified institutional buyers are hereby notified that the seller of the notes may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A. The notes are not transferable except in accordance with the restrictions described under “Notice to Investors.”

The Initial Purchasers expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on                 , 2009.

Joint Book-Running Managers

Goldman, Sachs & Co.	Citi

Morgan Stanley	Credit Suisse	Deutsche Bank Securities

Co-Managers

BofA Merrill Lynch	Barclays Capital	Moelis & Company

Offering Circular dated                 , 2009.

FORWARD-LOOKING STATEMENTS

This offering circular includes “forward-looking statements.” Forward-looking statements include statements concerning our plans, asset valuations, objectives, goals, strategies, future events, future sales or performance—including our estimated financial results for the three months and full year ending December 31, 2009, capital expenditures, financing needs, intentions or expected cost savings relating to acquisitions and our cost savings initiatives, business trends and other information that is not historical information and, in particular, appear under the headings “Offering Circular Summary,” “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this offering circular and are expressly qualified in their entirety by the cautionary statements included in this offering circular. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Uncertainties and other factors that could cause actual results to differ materially from our expectations include, but are not limited to:

•	the need to allocate significant amounts of cash flow to make payments on our indebtedness, which in turn could reduce our financial flexibility and ability to fund other activities;

•	the effect of leverage on our financial position and earnings;

•	changes in interest rates;

•	risks associated with the global economic downturn and its impact on capital markets and liquidity;

•

the impact of the global economic downturn, which has adversely affected advertising revenue across our businesses and other general economic and political conditions in the United States and in other countries in which we currently do business, including those resulting from recessions, political events and acts or threats of terrorism or military conflicts;

•

events or conditions that cause us to reassess the reasonableness of the estimates and assumptions we use to calculate the fair value of our assets or that cause changes in the estimated fair value of our assets;

•	our cost savings initiatives not being successful in the timeframe we anticipate, or at all;

•	the impact of the geopolitical environment;

•	industry conditions, including competition;

•	fluctuations in operating costs;

•	technological changes and innovations;

•	changes in labor conditions;

•	fluctuations in exchange rates and currency values;

•	capital expenditure requirements;

•	legislative or regulatory requirements;

•	taxes;

•	our ability to integrate the operations of acquired companies;

•	the impact of the above and similar factors on Clear Channel Communications, Inc., our primary source of capital; and

•	the other factors described in this offering circular under the heading “Risk Factors.”

The foregoing factors are not exhaustive and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise. You should review carefully the section captioned “Risk Factors” in this offering circular for a more complete discussion of the risks of an investment in the notes.

vi

Recent Developments

Certain Financial Information

As of December 17, 2009, we estimate revenue for the three months ending December 31, 2009 to be between $740.0 million and $760.0 million, and revenue for the full year ending December 31, 2009 to be between $2,675.0 million and $2,695.0 million. Set forth below is the percentage change in actual revenue for our Americas and International operating segments for the month of October 2009 compared to October 2008 and our estimates of the percentage change in revenue for the months of November and December 2009 compared to actual revenues in the corresponding months in 2008. We prepare estimated monthly revenues based on estimated monthly average foreign exchange rates, whereas annual average foreign exchange rates are used in determining our actual annual revenue. The percentage changes in estimated monthly revenue for November and December 2009 as compared to the same period in 2008 are based on monthly average foreign exchange rates and thus, may be materially different than the percentage changes in actual revenue determined using annual foreign exchange rates for the quarter and year ended December 31, 2009.

	October (Actual)	November (Estimated)	December (Estimated)
Americas Outdoor	-4%	-1%	1%
International Outdoor	-8%	-2%	-8%

As of December 17, 2009, we estimate operating expenses to be between $565.0 million and $575.0 million and between $2,097.0 million and $2,107.0 million, respectively, for the three months and the full year ending December 31, 2009. Operating expenses include direct operating expenses, selling, general and administrative expenses and corporate expenses, but exclude restructuring and other non-recurring charges related to our restructuring program discussed herein and non-cash compensation charges related to employee compensation costs associated with stock option grants and restricted stock awards.

Also, as of December 17, 2009, we estimate long-term debt at December 31, 2009 to be between $2,560.0 million and $2,610.0 million, before giving effect to the Prior Term Note Prepayment and the Transactions.

Our estimated financial information is based on assumptions and estimates that are inherently uncertain. Such assumptions and estimates may not be realized and are subject to significant business, economic and competitive risks and uncertainties, all of which are difficult to predict and many of which are beyond our control. Such risks and uncertainties include, but are not limited to, changes in the level of competition for advertising dollars, changes in operating performance, quarter-end closing adjustments, adjustments related to the annual audit of our financial statements, and fluctuations in exchange rates and currency values. These and other risks and uncertainties may cause our estimated financial information to materially adversely differ from our actual results. Accordingly, no assurance can be made that we will achieve the results set forth in our estimated financial information, and investors should not place undue reliance on our estimated financial information.

Certain Other Matters

In connection with our previously proposed offering of an aggregate of $750 million senior notes due 2017 as described in our preliminary confidential offering circular dated December 10, 2009, counsel for certain lenders under the Clear Channel Communications senior secured credit facilities delivered a letter asserting that the previously proposed transaction and the intended use of proceeds was an event of default under the secured credit facilities. Clear Channel Communications and we have evaluated the assertions made in the letter and believe that the assertions made by those lenders are without merit and, in any event, are not relevant in the context of the currently proposed offering. It is possible, however, that lenders under the Clear Channel Communications senior secured credit facilities could raise similar or new claims under the facilities. Clear Channel Communications and we believe any such objections would be without merit and would contest them vigorously.

The Prior Term Note Prepayment and the Transactions

On or prior to the date of this offering circular, Clear Channel Outdoor Holdings made a demand for and received repayment of $500.0 million due to it from Clear Channel Communications pursuant to the terms of the CCU Cash Management Note. Following such repayment, Clear Channel Outdoor Holdings contributed $500.0 million to the capital of CCOI, which used the proceeds received by it to prepay $500.0 million of the CCU Intercompany Note. Following the Prior Term Note Prepayment, the outstanding balance of the CCU Intercompany Note is $2.0 billion.

The proceeds of the notes offered hereby will be loaned to CCOI, which will (i) pay the fees and expenses of the offering, (ii) fund $50.0 million of the Liquidity Amount and (iii) make a voluntary prepayment of $2.0 billion (which is equal to the aggregate principal amount of the Series B Notes) to Clear Channel Communications to prepay in full and retire the CCU Intercompany Note, with the balance of the proceeds available to CCOI for general corporate purposes. In this regard, the board of directors could use all or a portion of the remaining proceeds for the payment of dividends to its shareholders, including Clear Channel Communications, and is not prohibited from doing so by the terms of any of its loan agreements or credit facilities. In addition, Clear Channel Communications and Clear Channel Outdoor Holdings will modify the terms of the Cash Management Notes to extend the maturity of each Cash Management Note to coincide with the maturity date of the notes offered hereby and to change the interest rate on each Cash Management Note to equal the variable per annum rate of interest equal to the weighted-average interest rate on the notes offered hereby.

Clear Channel Communications has advised us that it will apply $2.0 billion of the cash proceeds that it receives from the prepayment of the CCU Intercompany Note (which amount is equal to the aggregate principal amount of the Series B Notes) to repay an equal amount of indebtedness under its senior secured credit facilities.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Series A Notes” and the “Description of the Series B Notes” sections of this offering circular contain a more detailed description of the terms and conditions of the notes.

Issuer	Clear Channel Worldwide Holdings, Inc.

Notes Offered:

Series A Notes	$500,000,000 aggregate principal amount of % Series A Senior Notes due 2017.

Series B Notes	$2,000,000,000 aggregate principal amount of % Series B Senior Notes due 2017.

The Series A Notes and the Series B Notes are each a separate class of notes and will be issued under separate indentures. Accordingly, they will be treated as separate obligations for all purposes, including with respect to any amendment, consent or waiver.

Maturity:

Series A Notes	The Series A Notes will mature on December , 2017.

Series B Notes	The Series B Notes will mature on December , 2017.

Interest Rate:

Series A Notes	The Series A Notes will bear interest at a rate per annum equal to %.

Series B Notes	The Series B Notes will bear interest at a rate per annum equal to %.

Interest Payment Dates	Interest on the notes will be payable by Clear Channel Worldwide Holdings to the Trustee as described below and payable by the Trustee to noteholders semi-annually in arrears on and of each year, commencing on , 2010. Interest shall be payable by or on behalf of Clear Channel Worldwide Holdings on a daily basis into an account established by the Trustee for the benefit of holders of notes. See “Description of the Series A Notes—Principal, Maturity and Interest” and “Description of the Series B Notes—Principal, Maturity and Interest.”

Ranking	The notes:

•	will be the senior unsecured obligations of Clear Channel Worldwide Holdings;

•

will be pari passu in right of payment with all existing and future unsubordinated indebtedness of Clear Channel Worldwide Holdings, including under any credit facilities of Clear Channel Worldwide Holdings;

•	will be effectively subordinated to all existing and future secured indebtedness of Clear Channel Worldwide Holdings to the extent of the value of such assets securing such indebtedness;

•	will be senior in right of payment to all subordinated indebtedness of Clear Channel Worldwide Holdings; and

•	will be structurally subordinated to all existing and future obligations of any existing or future subsidiaries of Clear Channel Outdoor Holdings that do not guarantee the notes.

Guarantees	The notes will be initially guaranteed, jointly and severally, irrevocably and unconditionally, on an unsecured senior basis, by Clear Channel Outdoor Holdings, CCOI and certain of the existing and future domestic subsidiaries of Clear Channel Outdoor Holdings. See “Description of the Series A Notes—Guarantees” and “Description of the Series B Notes—Guarantees.” The guarantee of each guarantor:

•	will be a senior unsecured obligation of such guarantor;

•

will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of such guarantor, including under any credit facilities of such guarantor and, in the case of the Company, the Company’s obligations under the CCOH Cash Management Note; and

•	will be effectively subordinated to all existing and future secured indebtedness of such guarantor to the extent of the value of such assets securing such Indebtedness.

Optional Redemption:

Series A Notes	The issuer may redeem some or all of the Series A Notes at any time and from time to time on or after , 2012, at the redemption prices described in this offering circular. Prior to , 2012, the issuer may redeem some or all of the Series A Notes at a redemption price equal to 100% of the principal amount of the Series A Notes plus accrued and unpaid interest, if any, to the applicable redemption date plus the applicable “make-whole” premium described in this offering circular. See “Description of the Series A Notes—Optional Redemption.” In addition, at any time prior to , 2012, Clear Channel Worldwide Holdings may redeem up to 35% of the aggregate principal amount of the Series A Notes with the proceeds of certain equity offerings at a redemption price of %, plus accrued and unpaid interest, if any, to the applicable redemption date. See “Description of the Series A Notes—Optional Redemption.”

Series B Notes	Clear Channel Worldwide Holdings may redeem some or all of the Series B Notes at any time and from time to time on or after , 2012, at the redemption prices described in this offering circular. Prior to , 2012, Clear Channel Worldwide Holdings may redeem some or all of the Series B Notes at a redemption price equal to 100% of the principal amount of the Series B Notes plus accrued and unpaid interest, if any, to the applicable redemption date plus the applicable “make-whole” premium described in this offering circular. See “Description of the Series B Notes—Optional Redemption.” In addition, at any time prior to , 2012, Clear Channel Worldwide Holdings may redeem up to 35% of the aggregate principal amount of the Series B Notes with the proceeds of certain equity offerings at a redemption price of %, plus accrued and unpaid interest, if any, to the applicable redemption date. See “Description of the Series B Notes—Optional Redemption.”

Change of Control	If a change of control occurs, we will be required to make an offer to purchase the notes at a price equal to 101% of the principal amount of such notes, plus accrued and unpaid interest, if any, to the date of purchase. The term “Change of Control” is defined under “Description of the Series A Notes—Certain Definitions” and “Description of the Series B Notes—Certain Definitions.” This term includes important limitations and exceptions. For more information, see “Description of the Series A Notes—Repurchase at the Option of Holders—Change of Control” and “Description of the Series B Notes—Repurchase at the Option of Holders—Change of Control.”

Certain Covenants	The indentures governing the Series A Notes and the Series B Notes will have different covenants and definitions of the same term may be different in each indenture.

Series A Notes	The indenture governing the Series A Notes will contain covenants that will limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur or guarantee additional debt to persons other than Clear Channel Communications and its subsidiaries (other than the Company) or issue certain preferred stock;

•	create liens on our or our restricted subsidiaries’ assets to secure debt;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of our assets;

•	sell certain assets, including capital stock of our subsidiaries, to persons other than Clear Channel Communications and its subsidiaries (other than the Company);

The indenture governing the Series A Notes will not include limitations on dividends, distributions, investments or asset sales. In addition, the covenants in the indenture governing the Series A Notes are subject to important exceptions and qualifications, which are described under “Description of the Series A Notes—Certain Covenants in the 2017 A Indenture” and “—Certain Definitions.”

Series B Notes	The indenture governing the Series B Notes will contain covenants that will limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	redeem, repurchase or retire our subordinated debt;

•	make certain investments;

•	create liens on our or our restricted subsidiaries’ assets to secure debt;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of our assets;

•	sell certain assets, including capital stock of our subsidiaries;

•	designate our subsidiaries as unrestricted subsidiaries; and

•	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The covenants in the indenture governing the Series B Notes are subject to important exceptions and qualifications, which are described under “Description of the Series B Notes—Certain Covenants in the 2017 B Indenture” and “—Certain Definitions.”

Repurchase Ratio	None of Clear Channel Outdoor Holdings or any of its subsidiaries shall make any purchase of, or otherwise effectively cancel or retire any Series B Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other action with respect to any Series A Notes, the ratio of (a) the outstanding aggregate principal amount of the Series B Notes to (b) the outstanding aggregate principal amount of the Series A Notes shall be less than 0.250, subject to certain exceptions. See “Description of the Series A Notes—Mandatory Redemption; Offers to Purchase; Open Market Purchases” and “Description of the Series B Notes—Mandatory Redemption; Offers to Purchase; Open Market Purchases.”

Liquidity Amount	Each of (a) Clear Channel Worldwide Holdings and the guarantors and (b) the restricted subsidiaries that are not guarantors will be required to maintain $50.0 million designated as a liquidity amount. The requirement may be satisfied with cash, other liquid assets and availability under certain credit facilities. The requirement for a liquidity amount is reduced during certain bankruptcy events at Clear Channel Communications. See “Description of the Series A Notes—Certain Covenants in the 2017 A Indenture—Liquidity Amount” and “Description of the Series B Notes—Certain Covenants in the 2017 B Indenture—Liquidity Amount.”

Exchange Offer; Registration Rights	Clear Channel Worldwide Holdings has agreed to use commercially reasonable efforts to file an exchange offer registration statement to exchange the notes for a new issue of substantially identical debt securities registered under the Securities Act. Clear Channel Worldwide Holdings has also agreed to file a shelf registration statement to cover resales of the notes under certain circumstances. If Clear Channel Worldwide Holdings fails to satisfy these obligations, it has agreed to pay additional interest to the holders of the notes under certain circumstances. See “Exchange Offer; Registration Rights.”

Use of Proceeds	Clear Channel Worldwide Holdings will loan amounts equal to the proceeds of the notes to CCOI pursuant to two proceeds loans that will be due and payable in the same amounts and at the same time as the payments under the notes offered hereby. CCOI will use the proceeds of the loans to (i) pay the fees and expenses of the offering, (ii) fund $50.0 million of the Liquidity Amount and (iii) make a voluntary prepayment of $2.0 billion (which is equal to the aggregate principal amount of the Series B Notes) to Clear Channel Communications to prepay in full and retire the CCU Intercompany Note, with the balance of the proceeds available to CCOI for general corporate purposes. In this regard, the board of directors could use all or a portion of the remaining proceeds for the payment of dividends to its shareholders, including Clear Channel Communications, and is not prohibited from doing so by the terms of any of its loan agreements or credit facilities.

Clear Channel Communications has advised us that it will apply $2.0 billion of the cash proceeds that it receives from the prepayment of the CCU Intercompany Note (which amount is equal to the aggregate principal amount of the Series B Notes) to repay an equal amount of indebtedness under its senior secured credit facilities.

Transfer Restrictions	Clear Channel Worldwide Holdings has not registered the notes under the Securities Act. The notes are subject to restrictions on transfer and may only be offered or sold in transactions exempt from or not subject to the registration requirements of the Securities Act. See “Notice to Investors.”

No Public Market	The notes will be new securities for which there is currently no market. Although the Initial Purchasers have informed us that they intend to make a market in the notes, they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Certain U.S. Federal Income Tax Considerations	If the notes are issued with more than a de minimis amount of OID, for U.S. Federal income tax purposes, U.S. Holders will generally be required to include such OID as ordinary income over the life of the notes in advance of the receipt of cash attributable to that income regardless of their regular method of accounting. See “Certain U.S. Federal Income Tax Considerations.”

Summary Historical and Unaudited Pro Forma

Consolidated Financial and Other Data

The following table sets forth the summary historical and unaudited pro forma consolidated financial and other data of Clear Channel Outdoor Holdings as of the dates and for the periods indicated. The summary historical consolidated financial data for the years ended December 31, 2008, 2007 and 2006, and as of December 31, 2008 and 2007, are derived from our audited consolidated financial statements included elsewhere in this offering circular. The summary historical consolidated financial data for the nine months ended September 30, 2009 and 2008 and as of September 30, 2009 and 2008 is derived from our unaudited consolidated financial statements included elsewhere in this offering circular. The summary historical consolidated financial data as of December 31, 2006 are derived from our audited consolidated financial statements and related notes not included herein. The financial data as of and for the years ended December 31, 2008, 2007 and 2006, and as of and for the nine months ended September 30, 2008, have been revised to reflect the adoption of ASC 810-10-45, which requires minority interests to be recharacterized as noncontrolling interests and reclassified as a component of equity within the consolidated balance sheets. In the opinion of management, the interim data reflects all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the results for the interim periods. Historical results are not necessarily indicative of the results to be expected for future periods and operating results for the nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009.

The unaudited pro forma financial data for the last twelve months (“LTM”) ended September 30, 2009 gives effect to the Prior Term Note Prepayment, the Transactions and the merger of Clear Channel Communications with a subsidiary of CC Media Holdings, a company formed by private equity funds sponsored by Bain Capital and THL (the “Merger”) in the manner described in “Unaudited Pro Forma Condensed Consolidated Financial Statements.” The unaudited pro forma financial data as of September 30, 2009 gives effect to the Prior Term Note Prepayment and the Transactions. We have derived the pro forma financial data for the last twelve months ended September 30, 2009 by adding the pro forma financial data for the year ended December 31, 2008 and the pro forma financial data for the nine months ended September 30, 2009 and subtracting the pro forma financial data for the nine months ended September 30, 2008. The pro forma adjustments are based upon available data and certain assumptions we believe are reasonable. The summary unaudited pro forma condensed consolidated financial data is for informational purposes only and does not purport to represent what our results of operations or financial position would actually be if the Prior Term Note Prepayment, the Transactions and the Merger occurred at any date, nor does such data purport to project the results of operations for any future period.

The summary historical and unaudited pro forma consolidated financial and other data should be read in conjunction with “Risk Factors,” “Selected Historical Consolidated Financial and Other Data,” “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto appearing elsewhere in this offering circular. The amounts in the tables may not add due to rounding.

	Historical
(Dollars in millions)	Year Ended December 31,					Nine Months Ended September 30,		Pro Forma Twelve Months Ended September 30, 2009(1)
	2008	2007		2006		2009	2008
	Combined(2)	Pre-Merger		Pre-Merger		Post-Merger	Combined(2)
Results of Operations Data:
Revenue	$3,289	$3,282		$2,898		$1,935	$2,504	$2,720
Operating expenses:
Direct operating expenses(3)	1,882	1,735		1,515		1,171	1,424	1,629
Selling, general and administrative expenses(3)	606	538		487		348	438	516
Depreciation and amortization	472	399		408		328	329	471
Corporate expenses(3)	71	66		66		45	50	66
Impairment charge(4)	3,218	—		—		812	—	4,030
Other operating income— net	16	12		23		10	12	14

Operating income (loss)	(2,944)	556		445		(759)	275	(3,978)
Interest expense, net (including interest on debt with Clear Channel Communications)(5)	161	158		163		115	118	230
Loss on marketable securities	60	—		—		11	—	71
Equity in earnings (loss) of nonconsolidated affiliates	69	4		8		(26)	70	(27)
Other income (expense)—net	25	10		1		(5)	12	8

Income (loss) before income taxes	(3,071)	412		291		(916)	239	(4,298)
Income tax (expense) benefit	220	(147)		(122)		102	(57)	384

Consolidated net income (loss)	(2,851)	265		169		(814)	182	(3,914)
Amount attributable to noncontrolling interest	—	19		16		(3)	4	(7)

Net income (loss) attributable to the Company	$(2,851)	$246		$153		$(811)	$178	$(3,907)

Cash Flow Data:
Cash interest expense(6)	$168	$166		$166		$115	$122	$219
Capital expenditures(7)	358	276		234		114	238	234
Net cash provided by operating activities	603	694		539		270	447
Net cash (used in) investing activities	(426)	(356)		(489)		(93)	(308)
Net cash (used in) financing activities	(233)	(306)		(53)		(111)	(195)
Other Financial Data (total debt and ratios at end of period):
Total debt								$2,574
EBITDA(8)	$840	$969		$862		$350	$686	504
OIBDAN(8)	742	953		836		379	601	520
Adjusted EBITDA(8)								677
Ratio of total debt to Adjusted EBITDA								3.8x
Ratio of earnings to fixed charges(9)	—	1.76	x	1.57	x	—	1.38x	—
Balance Sheet Data (at end of period):
Current assets	$1,555	$1,607		$1,190		$1,697	$1,594
Property, plant and equipment—net	2,587	2,244		2,192		2,498	2,587
Total assets	8,051	5,936		5,422		7,239	11,859
Current liabilities	792	921		842		702	727
Long-term debt, including current maturities	2,602	2,682		2,684		2,611	2,576	$2,574
Shareholders’ equity	3,544	2,199		1,768		2,820	6,809

(1)	Information for the twelve months ended September 30, 2009 is presented on a pro forma basis to give effect to the Prior Term Note Prepayment and the Transactions as well as the application of push down accounting recorded in accordance with ASC 805-50-S99-1, which resulted from the Merger. Pro forma adjustments are made to depreciation and amortization, interest expense and income tax benefit (expense).
(2)	The accompanying consolidated financial statements are presented for two periods: post-Merger and pre-Merger. Preliminary purchase accounting adjustments pursuant to the aforementioned standard were pushed down to the opening balance sheet July 31, 2008 and resulted in a new basis of accounting beginning on July 31, 2008. The 2008 post-Merger and pre-Merger financial data is presented as follows:

(In millions)	Post-Merger	Pre-Merger	Combined
	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year Ended December 31, 2008
Revenue	$1,327	$1,962	$3,289
Operating expenses:
Direct operating expenses	763	1,119	1,882
Selling, general and administrative expenses	261	345	606
Depreciation and amortization	224	248	472
Corporate expenses	32	39	71
Impairment charge	3,218	—	3,218
Other operating income—net	5	11	16

Operating income (loss)	(3,166)	222	(2,944)
Interest expense (including interest on debt with Clear Channel Communications)	73	88	161
Loss on marketable securities	60	—	60
Equity in earnings (loss) of nonconsolidated affiliates	(2)	71	69
Other income (expense)—net	12	13	25

Income (loss) before income taxes	(3,289)	218	(3,071)
Income tax (expense) benefit:
Current	3	(30)	(27)
Deferred	269	(22)	247

Income tax (expense) benefit	272	(52)	220

Consolidated net income (loss)	(3,017)	166	(2,851)
Amount attributable to noncontrolling interest	2	(2)	—

Net income (loss) attributable to the Company	$(3,019)	$168	$(2,851)

Cash Flow Data:
Cash interest expense	$76	$92	$168
Capital expenditures	159	199	358
Net cash provided by operating activities	272	331	603
Net cash (used in) investing activities	(193)	(233)	(426)
Net cash (used in) financing activities	(69)	(164)	(233)
Other Financial Data:
Consolidated net income (loss)	$(3,017)	$166	$(2,851)
Interest expense	73	88	161
Income tax (benefit) expense	(272)	52	(220)
Depreciation and amortization	224	248	472
Impairment charge	3,218	—	3,218
Loss on marketable securities	60	—	60

EBITDA	$286	$554	$840
Non-cash compensation	5	7	12
Other operating (income) expense—net	(5)	(11)	(16)
Equity in (earnings) loss of nonconsolidated affiliates	2	(71)	(69)
Other (income) expense—net	(12)	(13)	(25)

OIBDAN	$276	$466	$742

(In millions)	Post-Merger	Pre-Merger	Combined
	Period from July 31 through September 30, 2008	Period from January 1 through July 30, 2008	Nine Months Ended September 30, 2008
Revenue	$542	$1,962	$2,504
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	305	1,119	1,424
Selling, general and administrative expenses (excludes depreciation and amortization)	93	345	438
Depreciation and amortization	81	248	329
Corporate expenses	11	39	50
Other operating income—net	1	11	12

Operating income	53	222	275
Interest expense (including interest on debt with Clear Channel Communications)	30	88	118
Equity in earnings (loss) of nonconsolidated affiliates	(1)	71	70
Other income (expense)—net	(1)	13	12

Income before income taxes	21	218	239
Income tax expense:
Current	5	30	35
Deferred	—	22	22

Income tax expense	5	52	57

Consolidated net income	$16	$166	$182
Amount attributable to noncontrolling interest	6	(2)	4

Net income attributable to the Company	$10	$168	$178

Cash Flow Data:
Cash interest expense	30	92	122
Capital expenditures	39	199	238
Net cash provided by operating activities	116	331	447
Net cash (used in) investing activities	(75)	(233)	(308)
Net cash (used in) financing activities	(31)	(164)	(195)
Other Financial Data:
Consolidated net income	16	166	182
Interest expense	30	88	118
Income tax expense	5	52	57
Depreciation and amortization	81	248	329

EBITDA	$132	$554	$686
Non-cash compensation	2	7	9
Other operating (income)—net	(1)	(11)	(12)
Equity in (earnings) loss of nonconsolidated affiliates	1	(71)	(70)
Other (income) expense—net	1	(13)	(12)

OIBDAN	$135	$466	$601

(3)	Includes non-cash compensation expense.
(4)	As a result of the global economic downturn that has adversely affected advertising revenue across the Company’s businesses, the Company performed an interim impairment test as of December 31, 2008 and again as of June 30, 2009 on its indefinite-lived permits and goodwill. The interim impairment tests resulted in the Company recognizing non-cash impairment charges of $3.2 billion in 2008 and $812.4 million in 2009.
(5)	Pro forma interest expense assumes that the notes offered hereby are issued at 98.5% of their aggregate principal amount. For each 1% change in the original issue price of the notes offered hereby, the pro forma interest expense would change by $3.1 million for the twelve months ended September 30, 2009.
(6)	Pro forma cash interest expense, a non-GAAP financial measure, includes cash paid for interest expense and excludes amortization of deferred financing costs and original issue discount. The most directly comparable GAAP financial measure is interest expense. Interest expense was $161.0 million, $158.0 million and $163.0 million, respectively, for the years ended December 31, 2008, 2007 and 2006, and was $115.0 million and $118.0 million, respectively, for the nine months ended September 30, 2009 and 2008.
(7)	Capital expenditures include additions to our property, plant and equipment and do not include any proceeds from disposal of assets, nor any expenditures for acquisitions of operating (revenue-producing) assets.

(8)	The following table discloses the Company’s EBITDA (defined as consolidated net income (loss) before interest expense, income tax (benefit) expense, depreciation and amortization, impairment charge and loss on marketable securities), OIBDAN (defined as EBITDA excluding non-cash compensation expense and the following line items presented in the Statement of Operations: other operating income—net; equity in earnings (loss) of nonconsolidated affiliates and other income (expense)—net) and Adjusted EBITDA (OIBDAN adjusted for items described below), each of which are non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. EBITDA, OIBDAN and Adjusted EBITDA do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined under GAAP. We believe that EBITDA, OIBDAN and Adjusted EBITDA provide investors with helpful information with respect to our operations. We present EBITDA, OIBDAN and Adjusted EBITDA to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. Some adjustments to EBITDA may not be in accordance with current SEC practice or with regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports presented under the Exchange Act. Accordingly, EBITDA, OIBDAN and Adjusted EBITDA may be presented differently in filings made with the SEC than as presented in this offering circular.

EBITDA, OIBDAN and Adjusted EBITDA have limitations as analytical tools, and you should not consider them either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•

EBITDA, OIBDAN and Adjusted EBITDA do not reflect (i) changes in, or cash requirements for, our working capital needs; (ii) our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; (iii) our tax expense or the cash requirements to pay our taxes; and (iv) our historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, OIBDAN and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	other companies in our industry may calculate EBITDA, OIBDAN and Adjusted EBITDA differently, limiting their usefulness as comparative measures; and

•

the adjustment attributable to cost savings permits an estimate as to amount of cost savings which will be realized as a result of actions which either have been taken or are then expected to be taken.

Although our management believes these estimates and assumptions are reasonable, investors should not place undue reliance upon the calculation of Adjusted EBITDA, given how it is calculated and the possibility that the underlying estimates and assumptions may ultimately not reflect actual results.

The following table summarizes the calculation of the Company’s historical and pro forma EBITDA, OIBDAN and pro forma Adjusted EBITDA and provides a reconciliation to the Company’s consolidated net income (loss) for the periods indicated:

	Historical					Pro Forma
(Dollars in millions)	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30, 2009
	2008 Combined	2007 Pre-Merger	2006 Pre-Merger	2009 Post-Merger	2008 Combined

Consolidated net income (loss)	$(2,851)	$265	$169	$(814)	$182	$(3,914)
Interest expense(a)	161	158	163	115	118	230
Income tax (benefit) expense	(220)	147	122	(102)	57	(384)
Depreciation and amortization	472	399	408	328	329	471
Impairment charge	3,218	—	—	812	—	4,030
Loss on marketable securities	60	—	—	11	—	71

EBITDA	$840	$969	$862	$350	$686	$504
Non-cash compensation	12	10	6	8	9	11
Other operating (income) expense—net	(16)	(12)	(23)	(10)	(12)	(14)
Equity in (earnings) loss of nonconsolidated affiliates	(69)	(4)	(8)	26	(70)	27
Other (income) expense—net	(25)	(10)	(1)	5	(12)	(8)

OIBDAN	$742	$953	$836	$379	$601	$520

Projected cost savings:
Real estate cost savings(b)						$38
Workforce reductions(c)						16
Other cost savings initiatives(d)						5
Restructuring charges(e)						59
Non-cash rent expense(f)						26
Cash received from nonconsolidated affiliates(g)						4
Disposition of line of business(h)						2
Other miscellaneous(i)						7

Adjusted EBITDA						$677

(a)	See footnote 5 above.
(b)	Represents an adjustment to give effect to the full year impact of implemented cost savings attributable to actions we have taken to date to reduce our real estate costs. Our estimates are based on the cost savings we have achieved assuming those cost savings continue on an annual basis. Our actions relate to lease renegotiations, dismantling of certain assets and specialty displays contract renegotiations. Although we anticipate achieving ongoing cost savings attributable to these actions, the nature of our leases is such that they expire and must be renewed. Any cost savings we have achieved may not be sustained when we renew those leases in the future.
(c)	Represents an adjustment to give effect to the full year impact of implemented cost savings attributable to the historical salaries, benefits and taxes of employees terminated as part of our cost reduction initiatives. Our estimates are based on the cost savings we have achieved assuming those cost savings continue on an annual basis.
(d)	Represents an adjustment to give effect to the full year impact of implemented cost savings primarily attributable to our (1) reduction in use of, and price related to, subcontracted labor, (2) reduction in external services for legal and other administrative functions, (3) renegotiation of certain supplier contracts and (4) other direct operating costs. Although we anticipate achieving ongoing cost savings attributable to these actions, the nature of these cost savings is such that they may not be sustained when we renew our labor, supplier and other contracts in the future.
(e)	In connection with the restructuring program commenced in the fourth quarter of 2008, the Company has incurred $59.0 million in one-time cash charges for the twelve months ended September 30, 2009.
(f)	Represents the difference between cash rent expense and GAAP rent expense totalling $26.0 million for the twelve months ended September 30, 2009.
(g)	Represents cash dividends received from nonconsolidated affiliates of $4.0 million for the twelve months ended September 30, 2009 as the equity in earnings from these investments has been deducted in the calculation of OIBDAN.
(h)	Represents adjustment to EBITDA for the disposition of business units totaling $2.0 million for the twelve months ended September 30, 2009.
(i)	Represents the portion of the management fees payable by Clear Channel Communications and attributable to us of $7.0 million for the twelve months ended September 30, 2009.

(9)	Ratio of earnings to fixed charges represents the ratio of earnings (defined as pre-tax income (loss) from continuing operations before equity in earnings (loss) of nonconsolidated affiliates) to fixed charges (defined as interest expense plus the interest portion of rental expense). Our earnings, which included impairment charges of $3.2 billion and $812.4 million for the year ended December 31, 2008, and nine months ended September 30, 2009, respectively, were not sufficient to cover our fixed charges by $3.1 billion and $890.4 million for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively. Our pro forma earnings (after giving effect to the Prior Term Note Prepayment and the Transactions and which include impairment charges of $3.2 billion and $812.4 million) for the twelve months ended September 30, 2009 were not sufficient to cover fixed charges by $4.3 billion.

RISK FACTORS

An investment in the notes involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this offering circular, before making your decision to invest in the notes. Any of the following risks, as well as other risks and uncertainties, could harm the value of the notes directly, or our business and financial results and thus indirectly cause the value of the notes to decline. The risks described below are not the only ones that could impact the Company or the value of the notes. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations. As a result of any of these risks, known or unknown, you may lose all or part of your investment in the notes.

Risks Related to the Notes and the Offering

We have substantial indebtedness that could restrict our operations and impair our financial condition and your investment in the notes.

At September 30, 2009, our total indebtedness for borrowed money was $2.6 billion, approximately $2.5 billion of which was indebtedness owed to Clear Channel Communications. As of September 30, 2009, approximately $2.6 billion of such total indebtedness (excluding interest) was classified as current, and $31.3 million is due in 2013 and thereafter. We may also incur additional substantial indebtedness in the future.

After the Prior Term Note Prepayment and the Transactions, we will continue to have a significant amount of indebtedness. As of September 30, 2009, on a pro forma basis after giving effect to the Prior Term Note Prepayment and the Transactions, the outstanding total indebtedness of Clear Channel Outdoor Holdings would have been approximately $2.6 billion, of which $2.5 billion would represent the notes offered hereby. As of September 30, 2009, on a pro forma basis after giving effect to the Prior Term Note Prepayment and the Transactions, approximately $79.9 million of such total debt (excluding interest) would have been classified as current, and $2.5 billion would be due in 2013 and thereafter.

Our substantial level of indebtedness and other financial obligations increase the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due, in respect of our indebtedness, including the notes in the event we are required to make such payments on the notes pursuant to our guarantee.

Our substantial indebtedness could have other adverse consequences, including:

•	increasing our vulnerability to adverse economic, competitive, regulatory and industry conditions, including those currently present;

•	limiting our ability to compete and our flexibility in planning for, or reacting to, current changes in our business and the industry;

•

requiring us to dedicate a substantial portion of our cash flow from operations to the payment of our indebtedness, thereby reducing the funds available to us for working capital, capital expenditures and any future business opportunities;

•	exposing us to the risk of increased interest rates as certain of our indebtedness is at variable rates of interest;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our planning flexibility for, or ability to react to, changes in our business and the industries in which we operate;

•	placing us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing; and

•

limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes on satisfactory terms, or at all.

If our cash flow and capital resources are insufficient to service our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our indebtedness. However, given the current economic climate, these measures might be unsuccessful or inadequate in permitting us to meet scheduled debt service obligations. In light of the current credit crisis or any future crisis we may be unable to restructure or refinance our obligations and obtain additional equity financing or sell assets on satisfactory terms or at all. As a result, inability to meet our debt obligations could cause us to default on those obligations. A default under any debt instrument could, in turn, result in defaults under other debt instruments.

To service our debt obligations and to fund capital expenditures, we will require a significant amount of cash to meet our needs, which depend on many factors beyond our control.

Our earnings, which included impairment charges of $3.2 billion for the year ended December 31, 2008 and $812.4 million for the nine months ended September 30, 2009 were not sufficient to cover our fixed charges by $3.1 billion and $890.4 million for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively. Our pro forma earnings (after giving effect to the Prior Term Note Prepayment and the Transactions and which include impairment charges of $3.2 billion and $812.4 million) for the twelve months ended September 30, 2009 were not sufficient to cover fixed charges by $4.3 billion. Our cash debt service for 2009, based on the amount of indebtedness outstanding at September 30, 2009 (after giving pro forma effect to the Prior Term Note Prepayment and the Transactions), is expected to be approximately $219.2 million based on current interest rates, of which $212.5 million represents debt service on fixed-rate obligations.

Our ability to service our debt obligations and to fund capital expenditures for display construction or renovation will require a significant amount of cash, which depends on general economic, financial, competitive, legislative, regulatory and other factors beyond our control, which may prevent us from securing any cash to meet these needs. Our ability to make payments on and to refinance our indebtedness will also depend on our ability to generate cash in the future.

We cannot ensure that our business will generate sufficient cash flow or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including our indebtedness to Clear Channel Communications, or to fund our other liquidity needs. If our future cash flow from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, or attempt to obtain additional equity capital or restructure or refinance all or a portion of indebtedness, including the indebtedness with Clear Channel Communications, on or before maturity. We cannot ensure that we will be able to refinance any of our indebtedness, including the indebtedness with Clear Channel Communications, on a timely basis, on satisfactory terms or at all. In addition, the terms of our existing indebtedness, including the indebtedness with Clear Channel Communications, and other future indebtedness may limit our ability to pursue any of these alternatives.

Our agreements with Clear Channel Communications impose restrictions on our ability to finance operations and capital needs, make acquisitions or engage in other business activities.

The Master Agreement (as defined herein) with Clear Channel Communications includes restrictive covenants that, among other things, restrict our ability to:

•	issue any shares of capital stock or securities convertible into capital stock;

•	incur additional indebtedness;

•	make certain acquisitions and investments;

•	repurchase our stock;

•	dispose of certain assets; and

•	merge or consolidate.

The existence of these restrictions limits our ability to finance operations and capital needs, make acquisitions or engage in other business activities, including our ability to grow and increase our revenue or respond to competitive changes. The following is a discussion of our sources of capital:

•	We do not have any material committed external sources of capital independent from Clear Channel Communications.

•

Under our Master Agreement with Clear Channel Communications, we are limited in our borrowing from third parties to no more than $400.0 million unless we receive the prior consent of Clear Channel Communications. Clear Channel Communications has consented to the issuance of the notes. In addition, the Company is subject to certain covenants under the Master Agreement, including a prohibition on taking actions that could reasonably result in Clear Channel Communications being in breach of or in default under its senior secured credit facilities, which could limit our ability to incur debt in the future. As a result of current borrowings and commitments we were limited to approximately $139.4 million in additional external borrowings, other than borrowings consented to in advance by Clear Channel Communications, as of September 30, 2009.

•

As a restricted subsidiary that is a non-loan party under Clear Channel Communications’ senior secured credit facilities, we are limited in our borrowing from third parties to no more than $900.0 million (excluding certain indebtedness used to refinance the CCU Intercompany Note). While the $2.0 billion principal amount of the Series B Notes offered hereby is excluded from this limitation, the issuance of the Series A Notes will reduce availability under this limitation by $500.0 million. In addition, our ability to borrow from third parties may be further limited if other restricted subsidiaries that are non-loan parties under Clear Channel Communications’ senior secured credit facilities borrow funds that count against this limitation.

•

Clear Channel Communications’ senior secured credit facilities contain a covenant that restricts Clear Channel Communications’ ability to amend, modify or change any term of the Cash Management Notes and certain other agreements between Clear Channel Communications and us in any manner that is materially adverse to the interests of the lenders under such facilities. The covenant expressly provides that extensions of the maturity of the Cash Management Notes and these agreements and any changes in the interest rate on the Cash Management Notes and other intercompany notes between Clear Channel Communications and us that are approved by the board of directors of Clear Channel Communications will be deemed not materially adverse to the interests of the lenders. In connection with the Transactions, Clear Channel Communications and the Company will extend the maturity and change the interest rate on the Cash Management Notes as described in more detail under “Description of Other Indebtedness.”

•

Certain of our international subsidiaries have borrowed $30.0 million against a $150.0 million sub-limit included in Clear Channel Communications’ $2.0 billion revolving credit facility, and may make additional borrowings to the extent Clear Channel Communications is not already borrowing against this capacity and is in compliance with its covenants under the revolving credit facility. On February 6, 2009, Clear Channel Communications borrowed the remaining $120.0 million available under the $150.0 million sub-limit.

•

As part of the day-to-day cash management services provided by Clear Channel Communications, we maintain accounts that represent net amounts due to or from Clear Channel Communications, which is recorded as “Due from/to Clear Channel Communications” on the consolidated balance sheet. The accounts represent the net of the balances on our revolving promissory note issued by us to Clear Channel Communications and the revolving promissory note issued by Clear Channel Communications to us, each in the face amount of $1.0 billion, or if more or less than such amount, the aggregate unpaid principal amount of all advances. Clear Channel Communications is not required to provide us with funds to finance our working capital or other cash requirements. Our claim in relation to cash transferred from our concentration account is on an unsecured basis and is limited to the balance of the “Due from Clear Channel Communications” account, which amount was $529.0 million as of September 30, 2009. After giving pro forma effect to the Prior Term Note Prepayment, the balance of the “Due from Clear Channel Communications” account would have been $29.0 million at September 30, 2009. The balance in such account is currently expected to continue to increase and could exceed $1.0 billion in the next several years. If Clear Channel Communications were to become insolvent, the notes would not be accelerated, and we would be an unsecured creditor of Clear Channel Communications with respect to any amounts owed to us under the CCU Cash Management Note. In such event, we would be treated the same as other unsecured creditors of Clear Channel Communications and, if we were not entitled to the cash previously transferred to Clear Channel Communications, or could not obtain such cash on a timely basis, we could experience a liquidity shortfall.

•

The notes will require the Company to maintain at least $100.0 million in cash or other liquid assets or have cash available to be borrowed under committed credit facilities, consisting of (i) $50.0 million at the issuer and guarantor entities (principally our domestic business) and (ii) $50.0 million at the non-guarantor subsidiaries (principally our international business) (together the “Liquidity Amount”) in each case under the sole control of the relevant entity. The existing cash management arrangements with Clear Channel Communications will continue, including the funding of daily disbursements relating to domestic operating activities of the Company. However, in the event that Clear Channel Communications fails to advance any funds to or for the account of the Company to pay daily operating disbursements of domestic operations, and as a result, we are unable to maintain the Liquidity Amount, we could make a demand for repayment on the CCU Cash Management Note (to the extent of any balance thereon) to replenish the Liquidity Amount. If we fail to maintain the Liquidity Amount for more than five business days, an event of default will occur under the indenture governing the notes. In the event of a bankruptcy, liquidation, dissolution, reorganization, or similar proceeding of Clear Channel Communications, for the period thereafter that is the shorter of such proceeding and 60 days, the Liquidity Amount will be reduced to $50.0 million, with a $25.0 million requirement at the issuer and guarantor entities and a $25.0 million requirement at the non-guarantor subsidiaries. There can be no assurance that Clear Channel Communications will have sufficient liquidity to fund its obligations to us.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indentures governing the notes will contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. For example, our subsidiaries that are not guarantors, which include all of our foreign subsidiaries, may be able to incur substantially more indebtedness under the indentures than our subsidiaries that are guarantors.

Accordingly, any indebtedness incurred by our foreign subsidiaries would be structurally senior to the notes. Moreover, the indentures governing the notes will not impose any limitation on our incurrence of liabilities that are not considered “indebtedness” under the indentures, and will not impose any limitation on liabilities incurred by our subsidiaries that might be designated as “unrestricted subsidiaries.” If we incur additional debt above the levels in effect upon the closing of the offering, the risks associated with our substantial leverage would increase.

Our ability to generate the significant amount of cash needed to pay interest and principal on the notes and service our other debt and financial obligations and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

Our ability to make payments on and refinance our debt, including the notes (in the event we are required to make such payments on the notes pursuant to our guarantee) and to fund our operations will depend on our ability to generate substantial operating cash flow. Our cash flow generation will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors, many of which are beyond our control.

Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us in amounts sufficient to enable us to service our indebtedness, including the notes (in the event we are required to make such payments on the notes pursuant to our guarantee), or to fund our other liquidity needs. If we cannot service our debt, we will have to take actions such as reducing or delaying capital investments, selling assets, restructuring or refinancing our debt, or seeking additional equity capital. Any of these remedies may not, if necessary, be effected on commercially reasonable terms, or at all. Also, the indentures governing the notes will restrict us from adopting certain of these alternatives. Because of these and other factors beyond our control, we may be unable to pay the principal, premium, if any, interest, or other amounts on the notes (in the event we are required to make such payments on the notes pursuant to our guarantee). In addition, our liquidity could be negatively impacted by the financial condition of Clear Channel Communications. See “—Risks Related to Our Relationship with Clear Channel Communications—Any deterioration in the financial condition of Clear Channel Communications could adversely affect our access to the credit markets and increase our borrowing costs.”

Clear Channel Worldwide Holdings is a holding company that has no revenue-generating operations and will depend on payments received under the proceeds loans to make payments on the notes.

Clear Channel Worldwide Holdings is a holding company which holds the stock of the first tier foreign subsidiaries representing all of the total assets and revenue of the International segment. Clear Channel Worldwide Holdings will not be permitted to engage in any activities other than the ownership of all the outstanding equity interests in its subsidiaries and activities incidental thereto. Upon receipt of the proceeds from the notes offered hereby, Clear Channel Worldwide Holdings will loan, on a senior unsecured basis, amounts equal to the proceeds of the notes to CCOI which will be due and payable at the same times and in the same amounts as payments under the notes and which we refer to as the “proceeds loans.” Clear Channel Worldwide Holdings’ ability to make payments on the notes is therefore dependent on the payments received under the proceeds loans and other funds that may be received from its subsidiaries. However, there is no obligation on the part of its subsidiaries to provide funds to Clear Channel Worldwide Holdings. If payments on the proceeds loans are not made by CCOI, for whatever reason, Clear Channel Worldwide Holdings may not have funds available to it that would permit it to make payments on the notes. In such circumstances, the holders of the notes would have to rely upon claims for payment under the guarantees, which claims would be subject to a number of risks described elsewhere under “Risk Factors.”

The notes are effectively subordinated to our total secured indebtedness.

The indentures governing the notes will permit us to incur certain secured indebtedness. Accordingly, if we are involved in a bankruptcy, liquidation, dissolution, reorganization, or similar proceeding, or upon a default in payment on, or the acceleration of, any indebtedness under any secured credit facilities or our other secured indebtedness, our assets would be available to pay obligations on the notes only after all indebtedness under any secured credit facilities or other secured indebtedness have been paid in full from such assets. In addition, a default under the indentures governing the notes may cause an event of default under any secured credit facilities and the acceleration of debt under any secured credit facilities or the failure to pay such debt when due would, in certain circumstances, cause an event of default under the indentures governing the notes. See “Description of the Series A Notes—Events of Default and Remedies” and “Description of the Series B Notes—Events of Default and Remedies.” The lenders under any secured credit facilities would also be expected to have the right upon an event of default thereunder to terminate any commitments they have to provide further borrowings. If the debt under any secured credit facilities or the notes offered hereby were to be accelerated, our assets may not be sufficient to repay in full that debt, or any other debt that may become due as a result of that acceleration.

The notes are structurally subordinated to the liabilities of our subsidiaries that do not guarantee the notes. Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries or non-wholly-owned subsidiaries declare bankruptcy, liquidate or reorganize.

Our non-wholly-owned (and certain wholly-owned) domestic subsidiaries and our foreign subsidiaries will not guarantee the notes. As a result, the notes will be structurally subordinated to all existing and future obligations, including indebtedness, of our subsidiaries that do not guarantee the notes, and the claims of creditors of these subsidiaries, including trade creditors, will have priority as to the assets of these subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade and other creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us and, in turn, to our creditors.

On a pro forma basis as described herein, Clear Channel Worldwide Holdings, Clear Channel Outdoor Holdings and the other guarantors would have accounted for approximately $1,111.5 million, or 40.9%, of our consolidated revenue, approximately $339.8 million, or 65.3%, of our OIBDAN and approximately $394.6 million, or 58.2%, of our Adjusted EBITDA, in each case, for the last twelve months ended September 30, 2009. Clear Channel Worldwide Holdings, Clear Channel Outdoor Holdings and the other guarantors accounted for approximately $4,652.7 million, or 64.3%, of our total assets on a consolidated basis as of September 30, 2009. As of September 30, 2009, Clear Channel Worldwide Holdings, Clear Channel Outdoor Holdings and the other guarantors would have had $3,508.1 million of total liabilities (including the CCU Intercompany Note) to which the notes would have been structurally senior with respect to the value of our net assets, including the net assets of our foreign subsidiaries.

On a pro forma basis as described herein, the non-guarantor subsidiaries would have accounted for approximately $1,609.0 million, or 59.1%, of our consolidated revenue, approximately $180.7 million, or 34.7%, of our OIBDAN and approximately $283.0 million, or 41.8%, of our Adjusted EBITDA, in each case, for the last twelve months ended September 30, 2009. Our non-guarantor subsidiaries accounted for approximately $2,586.4 million, or 35.7%, of our total assets on a consolidated basis as of September 30, 2009. As of September 30, 2009, our non-guarantor subsidiaries had $910.8 million of total liabilities (including trade payables) to which the notes would have been structurally subordinated.

We may not have access to the cash flow and assets that may be needed to make payments on the notes in the event that we are required to make such payments pursuant to our guarantee.

In November 2005, we entered into a cash management arrangement with Clear Channel Communications whereby Clear Channel Communications provides us day-to-day cash management services. As part of this arrangement, substantially all of the cash generated from our domestic operations is transferred daily into Clear Channel Communications accounts and, in return, Clear Channel Communications funds certain of our operations. This arrangement is evidenced by the CCU Cash Management Note and the CCOH Cash Management Note. Each of the Cash Management Notes is a demand obligation; however, Clear Channel Communications is not under any contractual commitment to advance funds to us beyond the amounts outstanding under the note issued by Clear Channel Communications. Clear Channel Communications may continue to use the cash flows of our domestic operations for its own general corporate purposes pursuant to the terms of the existing cash management and intercompany arrangements between Clear Channel Communications and us.

On or prior to the date of this offering circular, Clear Channel Communications prepaid $500.0 million of the CCU Cash Management Note. If Clear Channel Communications becomes the subject of bankruptcy proceedings within one year after such repayment of the CCU Cash Management Note, all or a portion of such repayment could be recovered from us if a bankruptcy court determines that Clear Channel Communications was insolvent at the time of the repayment and that such repayment was a preferential transfer that allowed us to receive a greater recovery than we would have realized in a hypothetical liquidation.

In addition, we derive substantially all of our operating income from our subsidiaries. We are dependent on the earnings and cash flow of our subsidiaries to meet our obligations with respect to our guarantee of the notes. We cannot assure you that our subsidiaries will be able to, or be permitted to, pay to us the amounts necessary to service the notes (in the event we are required to make such payments on the notes pursuant to our guarantee). Provisions of law, such as those requiring that dividends be paid only out of surplus, will also limit the ability of our subsidiaries to make distributions, loans, or other payments to us. In the event we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes (in the event we are required to make such payments on the notes pursuant to our guarantee). For more information regarding our relationship with Clear Channel Communications, see “—Risks Related to Our Relationship with Clear Channel Communications.”

Restrictive covenants in the indentures governing the notes, the indentures governing the Clear Channel Communications senior notes and Clear Channel Communications’ senior secured credit facilities restrict our ability to pursue our business strategies.

Clear Channel Communications’ senior secured credit facilities, Clear Channel Communications’ receivables based credit facility, Clear Channel Communications’ senior notes contain, and the indentures governing the notes offered hereby will contain, a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests. These agreements do or will include covenants restricting, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee additional debt or issue certain preferred stock;

•	redeem, repurchase or retire our subordinated debt;

•	make certain investments;

•	create liens on our or our restricted subsidiaries’ assets to secure debt;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the notes;

•	enter into transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of our assets;

•	sell certain assets, including capital stock of our subsidiaries;

•	alter the business that we conduct; and

•	designate our subsidiaries as unrestricted subsidiaries.

The indenture governing the Series A Notes will not restrict our ability to pay dividends, redeem or purchase capital stock or make any other restricted payments. See “Description of Other Indebtedness” and “Description of the Series A Notes—Certain Covenants in the 2017 A Indenture—Limitation on Restricted Payments” and “Description of the Series B Notes—Certain Covenants in the 2017 B Indenture—Limitation or Restricted Payments.”

The calculation of Adjusted EBITDA pursuant to the indentures governing the notes permits certain estimates and assumptions that may differ materially from actual results but which would nonetheless permit us to incur indebtedness on the basis of those assumptions.

Although Adjusted EBITDA is derived from our financial statements (pro forma or historical, as the case may be), the calculation of “EBITDA” pursuant to the indentures governing the notes, which we have presented in this offering circular as Adjusted EBITDA, permits certain estimates and assumptions that may differ materially from actual results. For example, the determination of the adjustment attributable to cost savings permits an estimate as to amount of cost savings which will be realized as a result of actions which either have been taken or are then expected to be taken. Although our management believes these estimates and assumptions are reasonable, investors should not place undue reliance upon the calculation of Adjusted EBITDA given how it is calculated and the possibility that the underlying estimates and assumptions may ultimately not reflect actual results. In addition, the indentures governing the notes permit us to adjust EBITDA for items that would not meet the standards for inclusion in pro forma financial statements under Regulation S-X and other SEC rules. Some of these adjustments may be too speculative to merit adjustment under Regulation S-X; however, the indentures governing the notes would permit such adjustments for purposes of determining Adjusted EBITDA. As a result of these adjustments, we may be able to incur more debt or pay dividends or make other restricted payments in greater amounts than would otherwise be permitted without such adjustments.

Adjusted EBITDA is not a presentation made in accordance with GAAP, is not a measure of financial condition, liquidity or profitability and should not be considered as an alternative to net income (loss) determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense, working capital needs, tax payments, non-recurring expenses and capital expenditures.

Certain transactions that may result in a change of ownership of Clear Channel Worldwide Holdings may not constitute a change of control. In addition, in the event of a change of control, Clear Channel Worldwide Holdings may not be able to fulfill its repurchase obligations under the indentures governing the notes.

Under the indentures governing the notes, upon the occurrence of any change of control, Clear Channel Worldwide Holdings will be required to make a change of control offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. The definition of change of control in the indentures governing the notes includes, among other things, (i) the issuer ceasing to be a wholly-owned subsidiary of Clear Channel Outdoor Holdings, Inc. or Clear Channel Outdoor Holdings, Inc. ceasing to be a wholly-owned subsidiary of Clear Channel Communications, (ii) a sale of all or substantially all of Clear Channel Outdoor Holdings, Inc.’s assets to persons other than Permitted Holders (as defined under “Description of the Series A Notes—Certain Definitions” and “Description of the Series B Notes—Certain Definitions”), (iii) the acquisition of more than 50% of the voting power of the voting stock of Clear Channel Outdoor Holdings, Inc. or any of its parent companies by persons other than Permitted Holders and (iv) certain changes in the board of directors of Clear Channel Outdoor Holdings, Inc. However, a change of control under clause (iii) would not be triggered by (a) any restructuring of all or substantially all of any series, class, tranche or facility of indebtedness of any parent of Clear Channel Outdoor Holdings, Inc., (b) any debt workout and similar transactions involving all or substantially all of any series, class, tranche or facility of indebtedness of any parent of Clear Channel Outdoor Holdings, Inc., including any restructuring of indebtedness in connection with any consensual or negotiated arrangement or any court approved or ordered arrangement or plan, (c) any exchange or conversion of all or substantially all of any series, class, tranche or facility of indebtedness for or to any equity interests or any issuance of equity interests for cash or other consideration (other than any public offering of capital stock and any offering of capital stock that is underwritten for resale pursuant to Rule 144A or Regulation S of the Securities Act) as result of which all or substantially all of any series, class, tranche or facility of indebtedness of such parent is repaid, retired, exchanged for equity, cancelled, extinguished or otherwise discharged or (d) any other transactions that have substantially the effect of any of the foregoing; provided, however, that in each case, such restructuring, debt workout, exchange, conversion or other transaction does not involve the consensual sale for cash consideration of capital stock of any such parent of Clear Channel Outdoor Holdings, Inc. owned by the Investors (as defined under “Description of the Series A Notes—Certain Definitions” and “Description of the Series B Notes—Certain Definitions”).

Any change of control would be expected to constitute a default under any secured credit facilities. Therefore, upon the occurrence of a change of control, the lenders under any secured credit facilities would be expected to have the right to accelerate their loans, and if so accelerated, we would be required to repay all of our outstanding obligations under any secured credit facilities. Also, any secured credit facilities generally would be expected to prohibit us from purchasing any notes if we do not repay all borrowings under such facilities first or obtain the consent of the lenders under such facilities. Accordingly, unless we first repay all such borrowings or obtain the consent of such lenders, we would be expected to be prohibited from purchasing the notes upon a change of control.

In addition, if a change of control occurs, there can be no assurance that Clear Channel Worldwide Holdings will have available funds sufficient to pay the change of control purchase price for any of the notes that might be delivered by holders of the notes seeking to accept the change of control offer and, accordingly, none of the holders of the notes may receive the change of control purchase price for their notes. Clear Channel Worldwide Holdings’ failure to make the change of control offer or to pay the change of control purchase price with respect to the notes when due would result in a default under the indentures governing the notes. See “Description of the Series A Notes—Events of Default and Remedies” and “Description of the Series B Notes—Events of Default and Remedies.”

Federal and state statutes may allow courts, under specific circumstances, to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received.

Clear Channel Worldwide Holdings’ issuance of the notes and the issuance of the guarantees by the guarantors, as well as other components of the offering may be subject to review under state and Federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by us, by the guarantors or on behalf of our unpaid creditors or the unpaid creditors of a guarantor. Under the Federal bankruptcy laws and comparable provisions of state fraudulent transfer and fraudulent conveyance laws, a court may void or otherwise decline to enforce the notes and a guarantor’s guarantee, or a court may subordinate the notes and such guarantee to our or the applicable guarantor’s existing and future indebtedness.

While the relevant laws may vary from state to state, a court might void or otherwise decline to enforce the notes if it found that when Clear Channel Worldwide Holdings issued the notes, when the applicable guarantor entered into its guarantee or, in some states, when payments became due under the notes or such guarantee, Clear Channel Worldwide Holdings or the applicable guarantor received less than reasonably equivalent value or fair consideration and either:

•	Clear Channel Worldwide Holdings or the applicable guarantor was insolvent, or rendered insolvent by reason of such incurrence; or

•

Clear Channel Worldwide Holdings or the applicable guarantor was engaged in a business or transaction for which Clear Channel Worldwide Holdings’ or the applicable guarantor’s remaining assets constituted unreasonably small capital; or

•

Clear Channel Worldwide Holdings or the applicable guarantor intended to incur, or believed or reasonably should have believed that Clear Channel Worldwide Holdings or the applicable guarantor would incur, debts beyond Clear Channel Worldwide Holdings’ or such guarantor’s ability to pay such debts as they mature; or

•

Clear Channel Worldwide Holdings or the applicable guarantor was, a defendant in an action for money damages, or had a judgment for money damages docketed against Clear Channel Worldwide Holdings or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

The court might also void the notes or a guarantee without regard to the above factors, if the court found that we issued the notes or the applicable guarantor entered into its guarantee with actual intent to hinder, delay or defraud our or its creditors.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a note or guarantee if, in exchange for the note or guarantee, property is transferred or an antecedent debt is satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor. For example, in a transaction such as this offering, there is increased risk of a determination that Clear Channel Worldwide Holdings incurred debt obligations for less than reasonably equivalent value or fair consideration as a court may find that the benefit of the transaction went to Clear Channel Communications, while neither Clear Channel Worldwide Holdings nor the guarantors benefited substantially or directly from the notes or the guarantees.

The measures of insolvency applied by courts will vary depending upon the particular fraudulent transfer law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including subordinated and contingent liabilities, was greater than the fair saleable value of its assets; or

•

if the present fair saleable value of its assets were less than the amount that would be required to pay the probable liability on its existing debts, including subordinated and contingent liabilities, as they become absolute and mature; or

•	it cannot pay its debts as they become due.

In the event of a finding that a fraudulent conveyance or transfer has occurred, the court may void, or hold unenforceable, the notes or any of the guarantees, which could mean that you may not receive any payments on the notes and the court may direct you to repay any amounts that you have already received from Clear Channel Worldwide Holdings or any guarantor to Clear Channel Worldwide Holdings, such guarantor or a fund for the benefit of Clear Channel Worldwide Holdings’ or such guarantor’s creditors. Furthermore, the holders of voided notes would cease to have any direct claim against Clear Channel Worldwide Holdings or the applicable guarantor. Consequently, Clear Channel Worldwide Holdings’ or the applicable guarantor’s assets would be applied first to satisfy Clear Channel Worldwide Holdings’ or the applicable guarantor’s other liabilities, before any portion of its assets could be applied to the payment of the notes. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. Moreover, the voidance of the notes or a guarantee could result in an event of default with respect to Clear Channel Worldwide Holdings’ and its guarantors’ other debt that could result in acceleration of such debt (if not otherwise accelerated due to Clear Channel Worldwide Holdings’ or its guarantors’ insolvency or other proceeding).

Although each guarantee will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

In the event of a bankruptcy proceeding, the claims of noteholders may be reduced.

Because the terms of the proceeds loans mirror the terms of the notes and because the same obligations underlie CCOI’s guarantee and the proceeds loans, in the event of a bankruptcy proceeding, the claim of the noteholders with respect to CCOI’s guarantee and of Clear Channel Worldwide Holdings with respect to the proceeds loans might not be treated by the court administrating such bankruptcy proceeding as separate claims. In any event, the existence of the proceeds loans will not allow the noteholders to recover in excess of the amount they would otherwise be entitled to recover were the proceeds loans not to have been executed.

The notes may be issued with more than a de minimis amount of OID. If so, U.S. Holders of notes will be required to include OID as ordinary income and their claim in any bankruptcy proceeding against Clear Channel Worldwide Holdings or any guarantor may be reduced.

The notes may be issued with more than a de minimis amount of OID. If so, for U.S. Federal income tax purposes, U.S. Holders will generally be required to include such OID as ordinary income over the life of the notes in advance of the receipt of cash attributable to that income regardless of their regular method of accounting. See “Certain U.S. Federal Income Tax Considerations.”

In addition, in the event the notes are issued with more than a de minimis amount of OID, in certain bankruptcy proceedings instituted against Clear Channel Worldwide Holdings, or any guarantor, the allowed claim of any holder of the notes may be limited to an amount equal to the sum of (i) the original issue price for the notes and (ii) that portion of the OID that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code, which sum may be a lesser amount than the face amount of the holders’ claims under the indentures.

There are restrictions on your ability to resell your notes.

The notes are being offered and sold pursuant to an exemption from registration under United States and applicable state securities laws. Therefore, you may transfer or resell the notes in the United States only in a transaction registered under or exempt from the registration requirements of the United States and applicable state securities laws, and you may be required to bear the risk of your investment for an indefinite period of time.

An active trading market may not develop for these notes.

The notes are new issues of securities for which there is no established public market. We do not intend to apply to list the notes for trading on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result of this and the other factors listed below, an active trading market for the notes may not develop, in which case the market price and liquidity of the notes may be adversely affected.

In addition, you may not be able to sell your notes at a particular time or at a price favorable to you. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our prospects or the prospects for companies in our industry generally;

•	the fact that the notes initially will not be registered under the Securities Act;

•	the interest of securities dealers in making a market in the notes;

•	the market for similar securities;

•	prevailing interest rates; and

•	the other factors described in this offering circular under “Risk Factors.”

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions. A disruption may have a negative effect on you as a holder of the notes, regardless of our prospects or performance.

Although the Initial Purchasers have advised us that they intend to make a market in the notes, they are not obligated to do so. The Initial Purchasers may also discontinue any market making activities at any time, in their sole discretion, which could further negatively impact your ability to sell the notes or the prevailing market price at the time you choose to sell.

Risks Related to Our Business

We may be adversely affected by a general deterioration in economic conditions.

The risks associated with our businesses become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in advertising. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. The current global economic downturn has resulted in a decline in advertising and marketing by our customers, resulting in a decline in advertising revenue across our businesses. This reduction in advertising revenue has had an adverse effect on our revenue, profit margins, cash flow and liquidity. The continuation of the global economic downturn may continue to adversely impact our revenue, profit margins, cash flow and liquidity.

In this regard, revenue growth during the first nine months of 2008 was partially offset by a decline of $151.2 million in the fourth quarter. This resulted in an increase in consolidated revenue of $7.5 million during 2008 compared to 2007. Our Americas revenue declined $54.8 million during 2008 compared to 2007, attributable primarily to decreases in poster and bulletin revenue associated with cancellations and non-renewals from major national advertisers. Our revenue decreased $568.8 million during the first nine months of 2009 as compared to the same period of 2008. Our International revenue declined $379.0 million, with approximately $145.7 million from movements in foreign exchange, in the first nine months of 2009. Our Americas revenue declined $189.8 million in the first nine months of 2009, primarily from a decline in bulletin, poster and airport revenue.

Our cost savings initiatives may not be entirely successful.

In the fourth quarter of 2008, the Company commenced a restructuring program (the “restructuring program”) targeting a reduction in fixed costs through renegotiations of lease agreements, workforce reductions, the elimination of overlapping functions and other cost savings initiatives. The program has resulted in restructuring and other one-time cash charges. Additional costs may be incurred pursuant to the program in the future. No assurance can be given that the restructuring program will be successful or will achieve the anticipated cost savings in the timeframe expected or at all, or for how long any cost savings will persist. In addition, the restructuring program may be modified or terminated in response to economic conditions or otherwise. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Restructuring Program.”

Our financial performance may be adversely affected by certain variables which are not in our control.

Certain variables that could adversely affect our financial performance by, among other things, leading to decreases in overall revenue, the numbers of advertising customers, advertising fees, or profit margins include:

•	unfavorable economic conditions, both general and relative to the outdoor advertising and all related industries, which may cause companies to reduce their expenditures on advertising;

•

unfavorable shifts in population and other demographics which may cause us to lose advertising customers as people migrate to markets where we have a smaller presence, or which may cause advertisers to be willing to pay less in advertising fees if the general population shifts into a less desirable age, geographic or other demographic from an advertising perspective;

•

an increased level of competition for advertising dollars, which may lead to lower advertising rates as we attempt to retain customers or which may cause us to lose customers to our competitors who offer lower rates that we are unable or unwilling to match;

•	unfavorable fluctuations in operating costs which we may be unwilling or unable to pass through to our customers;

•

technological changes and innovations that we are unable to adopt or are late in adopting that offer more attractive advertising alternatives than what we currently offer, which may lead to a loss of advertising customers or to lower advertising rates;

•	unfavorable changes in labor conditions which may require us to spend more to retain and attract key employees; and

•

changes in governmental regulations and policies and actions of regulatory bodies, including changes to restrictions on rebuilding non-conforming structures, which could restrict the advertising media which we employ, or changes that restrict some or all of our customers that operate in regulated areas from using certain advertising media, or from advertising at all.

We face intense competition in the outdoor advertising industry that may adversely affect the advertising fees we can charge, and consequently lower our operating margins and profits.

We operate in a highly competitive industry, and we may not be able to maintain or increase our current advertising and sales revenue. Our advertising properties compete for audiences and advertising revenue with other outdoor advertising companies, as well as with other media, such as radio, newspapers, magazines, television, direct mail, satellite radio and Internet based media, within their respective markets. Market shares are subject to change, which could have the effect of reducing our revenue in that market. Our competitors may develop services or advertising media that are equal or superior to those we provide or that achieve greater market acceptance and brand recognition than we achieve. It is possible that new competitors may emerge and rapidly acquire significant market share in any of our business segments. An increased level of competition for advertising dollars may lead to lower advertising rates as we attempt to retain customers or may cause us to lose customers to our competitors who offer lower rates that we are unable or unwilling to match.

Environmental, health, safety and land use laws and regulations may limit or restrict some of our operations.

As the owner or operator of various real properties and facilities, we must comply with various foreign, Federal, state and local environmental, health, safety and land use laws and regulations. We and our properties are subject to such laws and regulations relating to the use, storage, disposal, emission and release of hazardous and non-hazardous substances and employee health and safety as well as zoning restrictions. Historically, we have not incurred significant expenditures to comply with these laws. However, additional laws which may be passed in the future, or a finding of a violation of or liability under existing laws, could require us to make significant expenditures and otherwise limit or restrict some of our operations.

Government regulation of outdoor advertising may restrict our outdoor advertising operations on billboards.

United States Federal, state and local regulations have a significant impact on the outdoor advertising industry and our business. One of the seminal laws is the Highway Beautification Act (“HBA”), which regulates outdoor advertising on the 306,000 miles of Federal-Aid Primary, Interstate and National Highway Systems. The HBA regulates the size and location of billboards, mandates a state compliance program, requires the development of state standards, promotes the expeditious removal of illegal signs and requires just compensation for takings. Construction, repair, maintenance, lighting, upgrading, height, size, spacing and the location of billboards and the use of new technologies for changing displays, such as digital displays, are regulated by Federal, state and local governments. From time to time, states and municipalities have prohibited or significantly limited the construction of new outdoor advertising structures, and also permitted non-conforming structures to be rebuilt by third parties. Changes in laws and regulations affecting outdoor advertising at any level of government, including laws of the foreign jurisdictions in which we operate, could have a significant financial impact on us by requiring us to make significant expenditures or otherwise limiting or restricting some of our operations.

From time to time, certain state and local governments and third parties have attempted to force the removal of our displays under various state and local laws, including condemnation and amortization. Amortization is the attempted forced removal of legal but non-conforming billboards (billboards which conformed with applicable zoning regulations when built, but which do not conform to current zoning regulations) or the commercial advertising placed on such billboards after a period of years. Pursuant to this concept, the governmental body asserts that just compensation is earned by continued operation of the billboard over time. Amortization is prohibited along all controlled roads and generally prohibited along non-controlled roads. Amortization has, however, been upheld along non-controlled roads in limited instances where provided by state and local law. Other regulations limit our ability to rebuild, replace, repair, maintain and upgrade non-conforming displays. In addition, from time to time third parties or local governments assert that we own or operate displays that either are not properly permitted or otherwise are not in strict compliance with applicable law. Although we believe that the number of our billboards that may be subject to removal based on alleged noncompliance is immaterial, from time to time we have been required to remove billboards for alleged noncompliance. Such regulations and allegations have not had a material impact on our results of operations to date, but if we are increasingly unable to resolve such allegations or obtain acceptable arrangements in circumstances in which our displays are subject to removal, modification, or amortization, or if there occurs an increase in such regulations or their enforcement, our operating results could suffer.

A number of state and local governments have implemented or initiated legislative billboard controls, including taxes, fees and registration requirements in an effort to decrease or restrict the number of outdoor signs and/or to raise revenue. In addition, a number of jurisdictions, including the City of Los Angeles, have implemented legislation or interpreted existing legislation to prohibit the installation of new digital billboards. While these controls have not had a material impact on our business and financial results to date, we expect states and local governments to continue these efforts. The increased imposition of these controls and our inability to overcome any such regulations could reduce our operating income if those outcomes require removal or restrictions on the use of pre-existing displays. In addition, if we are unable to pass on the cost of these items to our clients, our operating income could be adversely affected.

International regulation of the outdoor advertising industry varies by region and country, but generally limits the size, placement, nature and density of out-of-home displays. Other regulations limit the subject matter and language of out-of-home displays. For instance, the United States and most European Union countries, among other nations, have banned outdoor advertisements for tobacco products. Our failure to comply with these or any future international regulations could have an adverse impact on the effectiveness of our displays or their attractiveness to clients as an advertising medium and may require us to make significant expenditures to ensure compliance. As a result, we may experience a significant impact on our operations, revenue, International client base and overall financial condition.

Additional restrictions on outdoor advertising of tobacco, alcohol and other products may further restrict the categories of clients that can advertise using our products.

Out-of-court settlements between the major United States tobacco companies and all 50 states, the District of Columbia, the Commonwealth of Puerto Rico and four other United States territories include a ban on the outdoor advertising of tobacco products. Other products and services may be targeted in the future, including alcohol products. Legislation regulating tobacco and alcohol advertising has also been introduced in a number of European countries in which we conduct business and could have a similar impact. Any significant reduction in alcohol-related advertising due to content-related restrictions could cause a reduction in our direct revenue from such advertisements and an increase in the available space on the existing inventory of billboards in the outdoor advertising industry.

Doing business in foreign countries creates certain risks not found in doing business in the United States.

Doing business in foreign countries carries with it certain risks that are not found in doing business in the United States. The risks of doing business in foreign countries that could result in losses against which we are not insured include:

•	exposure to local economic conditions;

•	potential adverse changes in the diplomatic relations of foreign countries with the United States;

•	hostility from local populations;

•	the adverse effect of currency exchange controls;

•	restrictions on the withdrawal of foreign investment and earnings;

•	government policies against businesses owned by foreigners;

•	investment restrictions or requirements;

•	expropriations of property;

•	the potential instability of foreign governments;

•	the risk of insurrections;

•	risks of renegotiation or modification of existing agreements with governmental authorities;

•	foreign exchange restrictions;

•	withholding and other taxes on remittances and other payments by subsidiaries; and

•	changes in taxation structure.

In addition, because we own assets overseas and derive revenue from our International operations, we may incur currency translation losses due to changes in the values of foreign currencies and in the value of the United States dollar. We cannot predict the effect of exchange rate fluctuations upon future operating results. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Market Risk Management—Foreign Currency Risk.”

The success of our street furniture and transit products is dependent on our obtaining key municipal concessions, which we may not be able to obtain on favorable terms.

Our street furniture and transit products businesses require us to obtain and renew contracts with municipalities and other governmental entities. Many of these contracts, which require us to participate in competitive bidding processes at each renewal, typically have terms ranging from three to 20 years and have revenue share and/or fixed payment components. Our inability to successfully negotiate, renew or complete these contracts due to governmental demands and delay and the highly competitive bidding processes for these contracts could affect our ability to offer these products to our clients, or to offer them to our clients at rates that are competitive to other forms of advertising, without adversely affecting our financial results.

The lack of availability of potential acquisitions at reasonable prices could harm our growth strategy.

Our strategy is to pursue strategic opportunities and to optimize our portfolio of assets. We face competition from other outdoor advertising companies for acquisition opportunities. The purchase price of possible acquisitions could require the incurrence of additional debt or equity financing on our part. Since the terms and availability of this financing depend to a large degree upon general economic conditions and third parties over which we have no control, we can give no assurance that we will obtain the needed financing at all, or that we will obtain such financing on attractive terms. In addition, our ability to obtain financing depends on a number of other factors, many of which are also beyond our control, such as interest rates and national and local business conditions. If the cost of obtaining needed financing is too high or the terms of such financing are otherwise unacceptable in relation to the acquisition opportunity we are presented with, we may decide to forgo that opportunity. Additional indebtedness could increase our leverage and make us more vulnerable in economic downturns, including in the current downturn, and may limit our ability to withstand competitive pressures.

Additional equity financing could result in dilution to our stockholders. In addition, the CCU Intercompany Note and Master Agreement with Clear Channel Communications include restrictive covenants that, among other things, restrict our ability to incur additional debt and make certain acquisitions and investments. The CCU Intercompany Note will be prepaid in full and retired in connection with the Prior Term Note Prepayment and the Transactions.

Future transactions could pose risks.

We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue additional acquisitions and may decide to dispose of certain businesses. These acquisitions or dispositions could be material. Our acquisition strategy involves numerous risks, including:

•	certain of our acquisitions may prove unprofitable and fail to generate anticipated cash flows;

•	to successfully manage our large portfolio of outdoor advertising and other properties, we may need to:

•

recruit additional senior management as we cannot be assured that senior management of acquired companies will continue to work for us and we cannot be certain that any of our recruiting efforts will succeed, and

•

expand corporate infrastructure to facilitate the integration of our operations with those of acquired properties, because failure to do so may cause us to lose the benefits of any expansion that we decide to undertake by leading to disruptions in our ongoing businesses or by distracting our management;

•	entry into markets and geographic areas where we have limited or no experience;

•	we may encounter difficulties in the integration of operations and systems;

•	our management’s attention may be diverted from other business concerns; and

•	we may lose key employees of acquired companies.

Additional acquisitions by us may require antitrust review by Federal antitrust agencies and may require review by foreign antitrust agencies under the antitrust laws of foreign jurisdictions. We can give no assurances the United States Department of Justice (the “DOJ”), the Federal Trade Commission or foreign antitrust agencies will not seek to bar us from acquiring additional outdoor advertising properties in any market where we already have a significant position. The DOJ actively reviews proposed acquisitions of outdoor advertising properties. In addition, the antitrust laws of foreign jurisdictions will apply if we acquire international outdoor advertising properties.

In addition, we actively review potential transactions and may engage in future transactions with respect to our and Clear Channel Communications’ capital structure and businesses, including dispositions of assets or business lines, issuing additional notes or other debt, whether for cash or in exchange for debt of Clear Channel Communications. Any of these transactions could be material. Any of these and other similar transactions may not be favorable for noteholders or result in our being required to redeem or offer to purchase notes even if we sell substantial assets (including assets of the issuer) or issue additional notes or other debt. The indentures governing the notes will also permit us to make investments in Clear Channel Communications’ debt; accordingly, we will have flexibility to engage in many types of transactions to address our and Clear Channel Communications’ capital structure and businesses, some of which could conflict with the interests of noteholders or exacerbate the risks described herein. Any transaction would be dependent on prevailing market conditions, contractual restrictions and other factors.

We are dependent on our ability to attract, motivate and retain management and key employees.

Our business is dependent on our ability to attract, motivate and retain members of our senior management group and other key employees, including local market managers. Many of our management team have been with the Company for a significant period of time. Certain members of our senior management, including Randall T. Mays, our Chief Financial Officer, Herbert W. Hill, Jr., our Senior Vice President and Chief Accounting Officer, and Paul J. Meyer, the President and Chief Executive Officer of our Americas division, have recently announced their decisions to leave the Company or change their role with the Company. If we are unable to hire new employees to replace these senior managers or are not successful in attracting, motivating and retaining other key employees, our business could be adversely effected.

We face risks related to unresolved SEC staff comments.

We and CC Media Holdings, our indirect parent company, have each received written comments from the SEC staff regarding our respective Annual Reports on Form 10-K for fiscal 2008 and our Quarterly Report on Form 10-Q for the first fiscal quarter of 2009 and its Quarterly Report on Form 10-Q for the third fiscal quarter of 2009. The SEC staff has requested further explanation regarding the determination of our operating segments. If the SEC staff disagrees with our accounting treatment, we may be required to revise our segment presentation and related disclosures and our goodwill impairment testing in future filings or amend our Annual Report on Form 10-K for fiscal 2008 and subsequent periodic reports, and such changes could be material.

We may be adversely affected by the occurrence of extraordinary events, such as terrorist attacks.

The occurrence of extraordinary events, such as terrorist attacks, intentional or unintentional mass casualty incidents, or similar events may substantially decrease the use of and demand for advertising, which may decrease our revenue or expose us to substantial liability. The September 11, 2001 terrorist attacks, for example, caused a nationwide disruption of commercial activities. The occurrence of future terrorist attacks, military actions by the United States, contagious disease outbreaks, or similar events cannot be predicted, and their occurrence can be expected to further negatively affect the economies of the United States and other foreign countries where we do business generally, specifically the market for advertising.

Risks Related to Our Relationship with Clear Channel Communications

We rely on Clear Channel Communications as a significant source of liquidity.

We and our subsidiaries rely on liquidity provided by Clear Channel Communications and its senior secured credit facilities. As part of our day-to-day cash management arrangements with Clear Channel Communications we maintain accounts that represent the net amounts due to or from Clear Channel Communications. Pursuant to this arrangement, Clear Channel Communications owes us $529.0 million under a demand obligation as of September 30, 2009. In addition, as of September 30, 2009, certain of our foreign subsidiaries had aggregate outstanding borrowings of $30 million pursuant to a $150 million sub-limit under Clear Channel Communications’ senior secured credit facilities, and to the extent there is availability under the sub-limit, certain of our foreign subsidiaries may use the availability to finance their business. As of December 8, 2009, there is no further availability under the $150 million sub-limit. If Clear Channel Communications is unable to fund net amounts required by us under the cash management arrangement, repay the demand obligation or if there is no or limited availability under the sub-limit in Clear Channel Communications’ senior secured credit facilities, our liquidity could be impaired.

There can be no assurance that Clear Channel Communications will use any amounts that it receives from CCOI in a manner that protects or enhances its credit. Any detriment to the credit of Clear Channel Communications could have a material adverse effect on our business.

Pursuant to our cash management arrangement with Clear Channel Communications, substantially all of the cash generated from our domestic operations is transferred daily into Clear Channel Communications accounts, and Clear Channel Communications may use these amounts for its own general corporate purposes pursuant to the terms of our existing cash management and intercompany arrangements. Further, upon issuance of the notes, Clear Channel Worldwide Holdings will enter into two proceeds loans with CCOI, pursuant to which it will loan to CCOI, on a senior unsecured basis, amounts equal to the proceeds of the offering of the notes. Upon receipt of such loans, CCOI will prepay Clear Channel Communications the remaining $2.0 billion outstanding under the CCU Intercompany Note. Clear Channel Communications has advised us that it will use the amounts received from CCOI in prepayment of the CCU Intercompany Note to repay $2.0 billion of indebtedness under its senior secured credit facilities. CCOI will use the remainder of the proceeds from the loans to pay fees and expenses associated with the offering and to fund $50.0 million of the Liquidity Amount, with the balance of the proceeds available to CCOI for general corporate purposes. In this regard, the board of directors could use all or a portion of the remaining proceeds for the payment of dividends to its shareholders, including Clear Channel Communications, and is not prohibited from doing so by the terms of any of its loan agreements or credit facilities. Clear Channel Communications may use any funds it receives from CCOI as dividends, as well as amounts received from us pursuant to the terms of our cash management arrangements with Clear Channel Communications, as it deems suitable, and we will have no control over its use of such funds. Accordingly, Clear Channel Communications may use such funds in a manner that does not protect or enhance its credit. Because we are a creditor and subsidiary of Clear Channel Communications, such a result could have a material adverse effect on our business.

Our historical financial information prior to our initial public offering (“IPO”) in 2005 is not necessarily representative of the results we would have achieved as an independent publicly traded company and may not be a reliable indicator of our future results.

The historical combined financial information prior to the IPO included in this offering circular does not reflect the financial condition, results of operations or cash flows we would have achieved as an independent publicly traded company during the periods presented or those results we will achieve in the future. This is primarily a result of the following factors:

•	Our historical combined financial results reflect allocations of corporate expenses from Clear Channel Communications.

•

Our working capital requirements and capital for our general corporate purposes, including acquisitions and capital expenditures, historically have been satisfied as part of the corporate-wide cash management policies of Clear Channel Communications. Subsequent to the IPO, Clear Channel Communications is not required to provide us with funds to finance our working capital or other cash requirements. Without the opportunity to obtain financing from Clear Channel Communications, we may in the future need to obtain additional financing from banks, or through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements. We may have a lower credit rating than Clear Channel Communications and may incur debt on terms and at interest rates that will not be as favorable as those generally enjoyed by Clear Channel Communications.

•

We are obligated to continue to use the services of Clear Channel Communications under the Corporate Services Agreement (as defined herein) until such time as Clear Channel Communications owns less than 50% of the total voting power of our common stock, or longer for certain information technology services, and, in the event our Corporate Services Agreement with Clear Channel Communications terminates, we may not be able to replace the services Clear Channel Communications provides us until such time or in a timely manner or on comparable terms.

•

Pursuant to a cash management arrangement, substantially all of the cash generated from our domestic Americas operations is transferred daily into accounts of our parent company, Clear Channel Communications, where funds of ours and of Clear Channel Communications may be commingled. We do not have a commitment from Clear Channel Communications to advance funds to us, and we have no access to the cash transferred from us to Clear Channel Communications. If Clear Channel Communications were to become insolvent, the notes would not be accelerated, and we would be an unsecured creditor of Clear Channel Communications with respect to any amounts owed to us under the CCU Cash Management Note. In such event, we would be treated the same as other unsecured creditors of Clear Channel Communications and, if we were not entitled to the cash previously transferred to Clear Channel Communications, or could not obtain such cash on a timely basis, we could experience a liquidity shortfall.

As a creditor of Clear Channel Communications we are subject to certain risks associated with the ability of Clear Channel Communications to repay amounts owed to us.

We are a creditor of Clear Channel Communications, including in connection with the amounts owed to us by Clear Channel Communications under the CCU Cash Management Note. Our claim under the CCU Cash Management Note is unsecured. If Clear Channel Communications were to become insolvent, the notes would not be accelerated, and we would be an unsecured creditor of Clear Channel Communications with respect to any amounts owed to us under the CCU Cash Management Note. Moreover, we will not have any control over the use of any amounts by Clear Channel Communications after the CCU Intercompany Note is prepaid.

Clear Channel Communications controls substantially all of the total voting power of our common stock.

Clear Channel Communications currently owns all of our outstanding shares of Class B common stock, representing approximately 89% of the outstanding shares of our common stock. Each share of our Class B common stock entitles its holder to 20 votes and each share of our Class A common stock entitles its holder to one vote on all matters on which stockholders are entitled to vote. As a result, Clear Channel Communications controlled approximately 99% of the total voting power of our common stock.

For so long as Clear Channel Communications continues to own shares of our common stock representing more than 50% of the total voting power of our common stock, it will have the ability to direct the election of all members of our board of directors and to exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations, our acquisition or disposition of assets, our incurrence of indebtedness, our issuance of any additional common stock or other equity securities, our repurchase or redemption of common stock or preferred stock, if applicable, and our payment of dividends. Similarly, Clear Channel Communications will have the power to determine or significantly influence the outcome of matters submitted to a vote of our stockholders, including the power to prevent an acquisition or any other change in control.

We have entered into a Master Agreement, a Corporate Services Agreement, a Trademark License Agreement (as defined herein) and a number of other agreements with Clear Channel Communications setting forth various matters governing our relationship with Clear Channel Communications while it remains a significant stockholder in us. These agreements, along with the CCU Intercompany Note (which will be prepaid in full and retired in connection with the Prior Term Loan Prepayment and the Transactions) and the Cash Management Notes, govern our relationship with Clear Channel Communications and allow Clear Channel Communications to retain control over, among other things, our continued use of the trademark “Clear Channel,” the provision of corporate services to us, our cash management and our ability to make certain acquisitions or to merge or consolidate or to sell all or substantially all our assets. The rights of Clear Channel Communications under these agreements may allow Clear Channel Communications to delay or prevent an acquisition of us that we or holders of our notes may consider favorable. We are not able to terminate these agreements or amend them in a manner we deem more favorable so long as Clear Channel Communications continues to own shares of our common stock representing more than 50% of the total voting power of our common stock.

Conflicts of interest may arise between Clear Channel Communications and us that could be resolved in a manner unfavorable to us.

Questions relating to conflicts of interest may arise between Clear Channel Communications and us in a number of areas relating to our past and ongoing relationships. Clear Channel Communications is now an indirect subsidiary of CC Media Holdings. Three of our directors serve as directors of CC Media Holdings. Three of our other directors are affiliated with CC Media Holdings and its stockholders. In addition, five of our executive officers serve as executive officers of CC Media Holdings. For as long as Clear Channel Communications continues to own shares of our common stock representing more than 50% of the total voting power of our common stock, it has the ability to direct the election of all the members of our board of directors and to exercise a controlling influence over our business and affairs.

Areas in which conflicts of interest between Clear Channel Communications and us could arise include, but are not limited to, the following:

•

Cross officerships, directorships and stock ownership.    The ownership interests of our directors or executive officers in the common stock of CC Media Holdings or service as a director or officer of both CC Media Holdings and us could create, or appear to create, conflicts of interest when directors and executive officers are faced with decisions that could have different implications for the two companies. For example, these decisions could relate to (i) the nature, quality and cost of services rendered to us by Clear Channel Communications, (ii) disagreement over the desirability of a potential acquisition opportunity, (iii) employee retention or recruiting, or (iv) our dividend policy.

•

Intercompany transactions.    From time to time, Clear Channel Communications or its affiliates may enter into transactions with us or our subsidiaries or other affiliates. Although the terms of any such transactions will be established based upon negotiations between employees of Clear Channel Communications and us and, when appropriate, subject to the approval of the independent directors on our board of directors or a committee of disinterested directors, there can be no assurance the terms of any such transactions will be as favorable to us or our subsidiaries or affiliates as may otherwise be obtained in arm’s length negotiations.

•

Intercompany agreements.    We have entered into certain agreements with Clear Channel Communications pursuant to which it provides us certain management, administrative, accounting, tax, legal and other services, for which we reimburse Clear Channel Communications on a cost basis. In addition, we entered into a number of intercompany agreements covering matters such as tax sharing and our responsibility for certain liabilities previously undertaken by Clear Channel Communications for certain of our businesses. Pursuant to the Corporate Services Agreement between Clear Channel Communications and us, we are contractually obligated to utilize certain corporate services provided by Clear Channel Communications, including the services of the chief executive officer of Clear Channel Communications as our Chief Executive Officer, the chief financial officer of Clear Channel Communications as our Chief Financial Officer, and the chief accounting officer of Clear Channel Communications as our Chief Accounting Officer. The Corporate Services Agreement may be terminated by mutual agreement or, after the date Clear Channel Communications owns shares of our common stock representing less than 50% of the total voting power of our common stock upon six months notice by us to Clear Channel Communications. The charges for the services generally are intended to allow Clear Channel Communications to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, generally without profit. The allocation of cost is based on various measures depending on the service provided, which measures include relative revenue, employee headcount or number of users of a service. The terms of these agreements were established while we were a wholly-owned subsidiary of Clear Channel Communications and were not the result of arm’s length negotiations. In addition, conflicts could arise in the interpretation or any extension or renegotiation of these existing agreements.

If Clear Channel Communications engages in the same type of business we conduct or takes advantage of business opportunities that might be attractive to us, our ability to successfully operate and expand our business may be hampered.

Our amended and restated certificate of incorporation provides that, subject to any contractual provision to the contrary, Clear Channel Communications will have no obligation to refrain from:

•	engaging in the same or similar business activities or lines of business as us; or

•	doing business with any of our clients, customers or vendors.

In addition, the corporate opportunity policy set forth in our amended and restated certificate of incorporation addresses potential conflicts of interest between our company, on the one hand, and Clear Channel Communications or CC Media Holdings and its officers and directors who are officers or directors of our company, on the other hand. The policy provides that if Clear Channel Communications or CC Media Holdings acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Clear Channel Communications and us, we will have renounced our interest in the corporate opportunity. It also provides that if one of our directors or officers who is also a director or officer of Clear Channel Communications or CC Media Holdings learns of a potential transaction or matter that may be a corporate opportunity for both Clear Channel Communications and us, we will have renounced our interest in the corporate opportunity, unless that opportunity is expressly offered to that person in writing solely in his or her capacity as our director or officer.

If one of our officers or directors, who also serves as a director or officer of Clear Channel Communications or CC Media Holdings, learns of a potential transaction or matter that may be a corporate opportunity for both Clear Channel Communications and us, our amended and restated certificate of incorporation provides that the director or officer will have no duty to communicate or present that corporate opportunity to us and will not be liable to us or our stockholders for breach of fiduciary duty by reason of Clear Channel Communications’ actions with respect to that corporate opportunity.

This policy could result in Clear Channel Communications having rights to corporate opportunities in which both we and Clear Channel Communications have an interest.

We are a “controlled company” within the meaning of the New York Stock Exchange rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements that may not provide as many protections as those afforded to shareholders of other companies.

Clear Channel Communications owns shares of our common stock representing more than 50% of the total voting power of our common stock, and we are a “controlled company” under the New York Stock Exchange (“NYSE”) corporate governance standards. As a controlled company, we may elect to utilize certain exemptions under the NYSE standards that free us from the obligation to comply with certain NYSE corporate governance requirements, including the requirements (i) that a majority of the board of directors consists of independent directors, (ii) that we have a Nominating and Governance Committee, and that such Committee be composed entirely of independent directors and governed by a written charter addressing such Committee’s purpose and responsibilities, (iii) that we have a Compensation Committee composed entirely of independent directors with a written charter addressing such Committee’s purpose and responsibilities and (iv) for an annual performance evaluation of the Compensation Committee. We intend to continue to utilize certain of these exemptions and, as a result, we may not create or maintain a Nominating and Governance Committee, and the Nominating and Governance Committee, if created, and the Compensation Committee may not consist entirely of independent directors, and our board of directors may not consist of a majority of independent directors.

We only have the right to use the “Clear Channel” brand name, logo and corporate name for so long as Clear Channel Communications owns shares of our common stock representing at least 50% of the total voting power of our common stock.

Our corporate name is “Clear Channel Outdoor Holdings, Inc.,” and we and our subsidiaries currently use the “Clear Channel” brand name and logo in marketing our products and services. Pursuant to a trademark license agreement, Clear Channel Communications grants us the right to use the “Clear Channel” mark and logo in connection with our products and services and the right to use “Clear Channel” in our corporate name and the corporate names of our subsidiaries until 12 months after the date on which Clear Channel Communications owns shares of our common stock representing less than 50% of the total voting power of our common stock. In the event our right to use the “Clear Channel” brand name and logo and corporate name expires, we will be required to develop, promote and conduct our business under a new brand name. Although at that time we may need to expend significant time, effort and resources to establish a new brand name in the marketplace, we do not expect that such re-branding will have a material impact on our business, financial condition or results of operations.

We do not have control over our tax decisions and could be liable for income taxes owed by Clear Channel Communications.

For so long as Clear Channel Communications continues to own shares of our common stock representing at least 80% of the total voting power and value of our common stock, we and certain of our subsidiaries will be included in Clear Channel Communications’ consolidated group for U.S. Federal income tax purposes. In addition, we or one or more of our subsidiaries may be included in the combined, consolidated or unitary tax returns of Clear Channel Communications or one or more of its subsidiaries for foreign, state and local income tax purposes. Under the Tax Matters Agreement (as defined herein), we pay to Clear Channel Communications the amount of Federal, foreign, state and local income taxes which we would be required to pay to the relevant taxing authorities if we and our subsidiaries filed combined, consolidated or unitary tax returns and were not included in the consolidated, combined or unitary tax returns of Clear Channel Communications or its subsidiaries. In addition, by virtue of its controlling ownership and the Tax Matters Agreement, Clear Channel Communications effectively controls all of our tax decisions. The Tax Matters Agreement provides that Clear Channel Communications has the sole authority to respond to and conduct all tax proceedings (including tax audits) relating to us, to file all income tax returns on our behalf and to determine the amount of our liability to (or entitlement to payment from) Clear Channel Communications under the Tax Matters Agreement. This arrangement may result in conflicts of interest between Clear Channel Communications and us. For example, under the Tax Matters Agreement, Clear Channel Communications is able to choose to contest, compromise, or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to Clear Channel Communications and detrimental to us.

Moreover, notwithstanding the Tax Matters Agreement, Federal law provides that each member of a consolidated group is liable for the group’s entire tax obligation. Thus, to the extent Clear Channel Communications or other members of the group fail to make any United States Federal income tax payments required by law, we would be liable for the shortfall. Similar principles may apply for foreign, state and local income tax purposes where we file combined, consolidated or unitary returns with Clear Channel Communications or its subsidiaries for Federal, foreign, state and local income tax purposes.

If Clear Channel Communications spins off our Class B common stock to the CC Media Holdings stockholders, we have agreed in the Tax Matters Agreement to indemnify Clear Channel Communications for its tax-related liabilities in certain circumstances.

If Clear Channel Communications spins off our Class B common stock to the CC Media Holdings stockholders in a distribution intended to be tax-free under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), we have agreed in the Tax Matters Agreement to indemnify Clear Channel Communications and its affiliates against any and all tax-related liabilities if such a spin-off fails to qualify as a tax-free distribution (including as a result of Section 355(e) of the Code) due to actions, events or transactions relating to our stock, assets or business, or a breach of the relevant representations or covenants made by us in the Tax Matters Agreement. If neither we nor Clear Channel Communications is responsible under the Tax Matters Agreement for any such spin-off not being tax-free under Section 355 of the Code, we and Clear Channel Communications have agreed to each be responsible for 50% of the tax-related liabilities arising from the failure of such a spin-off to so qualify.

Future sales or distributions of our shares by Clear Channel Communications could depress the market price for shares of our Class A common stock.

We and Clear Channel Communications are regularly reviewing alternatives to reduce our respective indebtedness and improve our liquidity. Clear Channel Communications may sell all or part of the shares of our common stock it owns or distribute those shares to the CC Media Holdings shareholders, including pursuant to demand registration rights described in the Registration Rights Agreement between us and Clear Channel Communications. Sales or distributions by Clear Channel Communications of substantial amounts of our common stock in the public market or to the CC Media Holdings shareholders could adversely affect prevailing market prices for our Class A common stock. The agreements between us and Clear Channel Communications do not prohibit it from selling, spinning off, splitting off or otherwise disposing of any shares of our common stock.

The terms of our arrangements with Clear Channel Communications may be more favorable than we will be able to obtain from an unaffiliated third party, and we may be unable to replace the services Clear Channel Communications provides us in a timely manner or on comparable terms.

We and Clear Channel Communications entered into a Corporate Services Agreement. Pursuant to the Corporate Services Agreement, Clear Channel Communications and its affiliates agree to provide us with corporate services, including treasury, payroll and other financial services, executive officer services, human resources and employee benefit services, legal services, information systems and network services and procurement and sourcing support.

We negotiated these arrangements with Clear Channel Communications in the context of a parent-subsidiary relationship. Although Clear Channel Communications is contractually obligated to provide us with services during the term of the Corporate Services Agreement, we cannot assure you these services will be sustained at the same level after the expiration of that agreement, or that we will be able to replace these services in a timely manner or on comparable terms. In addition, we cannot provide assurance that the amount we pay Clear Channel Communications for the services will be as favorable to us as that which may be available for comparable services provided by unrelated third parties. Other agreements with Clear Channel Communications also govern our relationship with Clear Channel Communications and provide for the allocation of employee benefit, tax and other liabilities and obligations attributable to our operations. The agreements also contain terms and provisions that may be more favorable than terms and provisions we might have obtained in arm’s length negotiations with unaffiliated third parties. If Clear Channel Communications ceases to provide services to us pursuant to those agreements, our costs of procuring those services from third parties may increase.

Any deterioration in the financial condition of Clear Channel Communications could adversely affect our access to the credit markets and increase our borrowing costs.

The risks associated with Clear Channel Communications’ businesses become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in advertising. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. The current global economic slowdown has resulted in a decline in advertising and marketing by Clear Channel Communications’ customers, resulting in a decline in advertising revenue across Clear Channel Communications’ businesses. This reduction in advertising revenue has had an adverse effect on Clear Channel Communications’ revenue, profit margins, cash flow and liquidity. The continuation of the global economic slowdown may continue to adversely impact Clear Channel Communications’ revenue, profit margins, cash flow and liquidity.

For so long as Clear Channel Communications maintains significant control over us, a deterioration in the financial condition of Clear Channel Communications could have the effect of increasing our borrowing costs or impairing our access to the capital markets because of our reliance on Clear Channel Communications for availability under our “Due from Clear Channel Communications” account and its revolving credit facility. To the extent we do not pass on our increased borrowing costs to our clients, our profitability, and potentially our ability to raise capital, could be materially affected. Also, until the first date Clear Channel Communications owns shares of our common stock representing less than 50% of the total voting power of our common stock, pursuant to the Master Agreement between us and Clear Channel Communications, it will have the ability to limit our ability to incur debt or issue equity securities, which could adversely affect our ability to meet our liquidity needs or to grow our business.

USE OF PROCEEDS

The estimated proceeds to Clear Channel Worldwide Holdings from this offering are expected to be approximately $2.5 billion. Clear Channel Worldwide Holdings intends to loan amounts equal to the proceeds of the offering of the notes to CCOI pursuant to two proceeds loans that will be due and payable in the same amounts and at the same times as the aggregate payments under the notes offered hereby. CCOI intends to use such proceeds as described below under “The Prior Term Note Prepayment and the Transactions.”

THE PRIOR TERM NOTE PREPAYMENT AND THE TRANSACTIONS

On or prior to the date of this offering circular, Clear Channel Outdoor Holdings made a demand for and received repayment of $500.0 million due to it from Clear Channel Communications pursuant to the terms of the CCU Cash Management Note. Following such repayment, Clear Channel Outdoor Holdings contributed $500.0 million to the capital of CCOI, which used the proceeds received by it to prepay $500.0 million of the CCU Intercompany Note. Following the Prior Term Note Prepayment, the outstanding balance of the CCU Intercompany Note is $2.0 billion.

The proceeds of the notes offered hereby will be loaned to CCOI, which will (i) pay the fees and expenses of the offering, (ii) fund $50.0 million of the Liquidity Amount and (iii) make a voluntary prepayment of $2.0 billion (which is equal to the aggregate principal amount of the Series B Notes) to Clear Channel Communications to prepay in full and retire the CCU Intercompany Note, with the balance of the proceeds available to CCOI for general corporate purposes. In this regard, the board of directors could use all or a portion of the remaining proceeds for the payment of dividends to its shareholders, including Clear Channel Communications, and is not prohibited from doing so by the terms of any of its loan agreements or credit facilities. In addition, Clear Channel Communications and Clear Channel Outdoor Holdings will modify the terms of the Cash Management Notes to extend the maturity of each Cash Management Note to coincide with the maturity date of the notes offered hereby and to change the interest rate on each Cash Management Note to equal the variable per annum rate of interest equal to the weighted-average interest rate on the notes offered hereby.

Clear Channel Communications has advised us that it will apply $2.0 billion of the cash proceeds that it receives from the prepayment of the CCU Intercompany Note (which amount is equal to the aggregate principal amount of the Series B Notes) to repay an equal amount of indebtedness under its senior secured credit facilities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, due from Clear Channel Communications and total capitalization as of September 30, 2009 (i) on an actual basis and (ii) on a pro forma basis to give effect to the Prior Term Note Prepayment and the Transactions as if the Prior Term Note Prepayment and the Transactions had occurred as of such date. You should read this table along with “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes appearing elsewhere in this offering circular.

(in millions)	As of September 30, 2009
	Actual	Pro Forma
Cash and cash equivalents	$165	$563

Due From Clear Channel Communications (1)	529	29

Debt:
Clear Channel Communications’ revolving credit facility	$30	$30
Series A Notes due 2017 (2)	—	493
Series B Notes due 2017 (2)	—	1,970
Debt with Clear Channel Communications	2,500	—
Due to Clear Channel Communications	—	—
Other debt	81	81

Total Debt	2,611	2,574

Total Shareholders’ Equity	2,820	2,820

Total Capitalization	$5,431	$5,394

(1)	In connection with the Transactions, the maturity of the CCU Cash Management Note will be extended to December , 2017.
(2)	The notes offered hereby are assumed to be issued at 98.5% of their aggregate principal amounts of $500.0 million for the Series A Notes and $2.0 billion for the Series B Notes.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial data has been derived by the application of pro forma adjustments to Clear Channel Outdoor Holdings’ audited historical consolidated financial statements as of and for the year ended December 31, 2008 and Clear Channel Outdoor’s unaudited historical consolidated financial statements for the nine months ended September 30, 2009 and 2008. We have derived the pro forma financial data for the last twelve months ended September 30, 2009 by adding the pro forma financial data for the year ended December 31, 2008 and the pro forma financial data for the nine months ended September 30, 2009 and subtracting the pro forma financial data for the nine months ended September 30, 2008.

The audited historical consolidated financial statements for the year ended December 31, 2008 (which are used to derive the unaudited pro forma condensed consolidated financial and other data for the year ended December 31, 2008 and the last twelve months ended September 30, 2009) are comprised of two periods: post-Merger and pre-Merger, which relate to the period succeeding and the period preceding the Merger.

On July 30, 2008, as discussed above, our parent, Clear Channel Communications, completed its merger with a subsidiary of CC Media Holdings, a company formed by private equity funds sponsored by Bain Capital and THL. Clear Channel Communications is now an indirect wholly-owned subsidiary of CC Media Holdings. The Merger was accounted for as a purchase business combination in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations (“Statement No. 141”), and Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions (“EITF 88-16”). ASC 805-50-S99-1 requires the application of push down accounting in situations where the ownership of an entity has changed and is applicable to us.

The unaudited pro forma condensed consolidated balance sheet was prepared based upon the historical consolidated balance sheet of the Company, adjusted to reflect the Prior Term Note Prepayment, the Transactions and the Merger as if they had occurred on September 30, 2009. For purposes of the pro forma presentation, we have assumed that the notes will be issued at 98.5% of their aggregate principal amount.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2008, the nine months ended September 30, 2009 and 2008, and the last twelve months ended September 30, 2009 were prepared based upon the historical consolidated statements of operations of the Company. The historical financial information was adjusted to reflect the Prior Term Note Prepayment, the Transactions and the Merger as if they both had occurred on January 1, 2008, giving effect to (1) interest expense, (2) depreciation and amortization expense associated with the valuations of property, plant and equipment and definite-lived intangible assets and (3) the related tax effects of these items.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements and the notes thereto of the Company included in this offering circular and the other financial information contained in “Offering Circular Summary—Summary Historical and Unaudited Pro Forma Consolidated Financial and Other Data,” “Risk Factors,” “Selected Historical Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

The unaudited pro forma condensed consolidated financial data is not necessarily indicative of the actual results of operations or financial position had the above described transactions occurred on the dates indicated, nor are they necessarily indicative of future operating results or financial position.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

as of September 30, 2009

(In thousands)

	September 30, 2009			September 30, 2009
	Historical	Adjustments		Pro forma
Cash and cash equivalents	$165,392	$397,500	A	$562,892
Other current assets	1,002,899	—		1,002,899
Due from Clear Channel Communications	529,018	(529,018)	B	—

Total Current Assets	1,697,309	(131,518)		1,565,791

Property, Plant and Equipment, net	2,498,299	—		2,498,299
Goodwill and intangibles, net	2,897,163	—		2,897,163

Notes receivable	2,780	—		2,780
		529,018	B
		(500,000)	A

Due from Clear Channel Communications	—	29,018		29,018
Investments in, and advances to, nonconsolidated affiliates	28,532	—		28,532
Other assets	102,702	65,000	A, C	167,702
Other investments	12,275	—		12,275

Total Assets	$7,239,060	$(37,500)		$7,201,560

Other current liabilities	$781,615	—		$781,615
CCU Intercompany note	2,500,000	(2,500,000)	A	—

Total Current Liabilities	3,281,615	(2,500,000)		781,615

Long-term debt	31,336	—		31,336
Series A Notes due 2017	—	492,500	A	492,500
Series B Notes due 2017	—	1,970,000	A	1,970,000
Other long-term liabilities	253,215	—		253,215
Deferred tax liability	852,768	—		852,768
Total Shareholders’ Equity	2,820,126	—		2,820,126

Total Liabilities and Shareholders’ Equity	$7,239,060	$(37,500)		$7,201,560

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical audited and unaudited consolidated financial statements and the accompanying notes thereto, included elsewhere in this offering circular.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2008

(In thousands)

	Clear Channel Outdoor Holdings Historical	Adjustments		Pro Forma
Revenue	$3,289,287	$—		$3,289,287
Operating expenses:
Direct operating expenses	1,882,136	—		1,882,136
Selling, general and administrative expenses	606,370	—		606,370
Depreciation and amortization	472,350	33,104	D	505,454
Corporate expenses	71,045	—		71,045
Impairment charge	3,217,649	—		3,217,649
Other operating income—net	15,848	—		15,848

Operating income (loss)	(2,944,415)	(33,104)		(2,977,519)
Interest expense (including interest on debt with Clear Channel Communications)	165,102	66,909	E	232,011
Interest income on due from Clear Channel Communications	3,452	(985)	F	2,467
Loss on marketable securities	59,842	—		59,842
Equity in earnings (loss) of nonconsolidated affiliates	68,733	—		68,733
Other income (expense)—net	25,479	—		25,479

Income (loss) before income taxes	(3,071,695)	(100,998)		(3,172,693)
Income tax (expense) benefit	220,319	34,988	G	255,307

Consolidated net income (loss)	(2,851,376)	(66,010)		(2,917,386)
Amount attributable to noncontrolling interest	(293)	—		(293)

Net income (loss) attributable to the Company	$(2,851,083)	$(66,010)		$(2,917,093)

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical audited and unaudited consolidated financial statements and the accompanying notes thereto, included elsewhere in this offering circular.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Nine Months Ended September 30, 2008

(In thousands)

	Clear Channel Outdoor Holdings Historical	Adjustments		Pro Forma
Revenue	$2,503,762	$—		$2,503,762
Operating expenses:
Direct operating expenses	1,424,195	—		1,424,195
Selling, general and administrative expenses	438,021	—		438,021
Depreciation and amortization	328,652	33,104	D	361,756
Corporate expenses	50,595	—		50,595
Other operating income—net	12,506	—		12,506

Operating income (loss)	274,805	(33,104)		241,701
Interest expense (including interest on debt with Clear Channel Communications)	121,783	52,225	E	174,008
Interest income on due from Clear Channel Communications	3,356	(1,506)	F	1,850
Equity in earnings (loss) of nonconsolidated affiliates	69,895	—		69,895
Other income (expense)—net	12,388	—		12,388

Income (loss) before income taxes	238,661	(86,835)		151,826
Income tax (expense) benefit	(56,690)	29,211	G	(27,479)

Consolidated net income (loss)	181,971	(57,624)		124,347
Amount attributable to noncontrolling interest	3,603	—		3,603

Net income (loss) attributable to the Company	$178,368	$(57,624)		$120,744

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical audited and unaudited consolidated financial statements and the accompanying notes thereto, included elsewhere in this offering circular.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Nine Months Ended September 30, 2009

(In thousands)

	Clear Channel Outdoor Holdings Historical	Adjustments		Pro Forma
Revenue	$1,934,955	$—		$1,934,955
Operating expenses:
Direct operating expenses	1,170,683	—		1,170,683
Selling, general and administrative expenses	347,930	—		347,930
Depreciation and amortization	327,769	—		327,769
Corporate expenses	45,446	—		45,446
Impairment charge	812,390	—		812,390
Other operating income—net	10,125	—		10,125

Operating income (loss)	(759,138)	—		(759,138)
Interest expense (including interest on debt with Clear Channel Communications)	114,992	59,016	E	174,008
Interest income on due from Clear Channel Communications	358	1,492	F	1,850
Loss on marketable securities	11,315	—		11,315
Equity in loss of nonconsolidated affiliates	26,094	—		26,094
Other expense—net	5,288	—		5,288

Income (loss) before income taxes	(916,469)	(57,524)		(973,993)
Income tax (expense) benefit	101,702	—	G, H	101,702

Consolidated net income (loss)	(814,767)	(57,524)		(872,291)
Amount attributable to noncontrolling interest	(3,413)	—		(3,413)

Net income (loss) attributable to the Company	$(811,354)	$(57,524)		$(868,878)

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical audited and unaudited consolidated financial statements and the accompanying notes thereto, included elsewhere in this offering circular.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Twelve Months Ended September 30, 2009

(In thousands)

	Clear Channel Outdoor Holdings Historical	Adjustments		Pro Forma
Revenue	$2,720,480	$—		$2,720,480
Operating expenses:
Direct operating expenses	1,628,624	—		1,628,624
Selling, general and administrative expenses	516,279	—		516,279
Depreciation and amortization	471,467	—		471,467
Corporate expenses	65,896	—		65,896
Impairment charge	4,030,039	—		4,030,039
Other operating income—net	13,467	—		13,467

Operating income (loss)	(3,978,358)	—		(3,978,358)
Interest expense (including interest on debt with Clear Channel Communications)	158,311	73,700	E	232,011
Interest income on due from Clear Channel Communications	454	2,013	F	2,467
Loss on marketable securities	71,157	—		71,157
Equity in loss of nonconsolidated affiliates	27,256	—		27,256
Other income—net	7,803	—		7,803

Income (loss) before income taxes	(4,226,825)	(71,687)		(4,298,512)
Income tax (expense) benefit	378,711	5,778	G, H	384,489

Consolidated net income (loss)	(3,848,114)	(65,909)		(3,914,023)
Amount attributable to noncontrolling interest	(7,309)	—		(7,309)

Net income (loss) attributable to the Company	$(3,840,805)	$(65,909)		$(3,906,714)

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical audited and unaudited consolidated financial statements and the accompanying notes thereto, included elsewhere in this offering circular.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(In thousands)

The unaudited pro forma condensed consolidated financial data includes the following pro forma assumptions and adjustments.

A	These pro forma adjustments reflect the long-term debt issued in the Transactions, the partial repayment of the Due from Clear Channel Communications account and the recording of the use of proceeds.

Series A Notes due 2017	$492,500
Series B Notes due 2017	1,970,000
Proceeds from partial repayment of the Due from Clear Channel Communications	500,000

Proceeds of notes offered hereby	2,962,500
Fees and expenses arising from the Transactions	(65,000)
Cash to be used for general corporate purposes	(397,500)

Net proceeds to prepay CCU Intercompany Note	$2,500,000

CCU Intercompany Note	$2,500,000
Net proceeds to prepay CCU Intercompany Note	(2,500,000)

Pro Forma CCU Intercompany Note	$—

B	As part of the Transactions, the Due from Clear Channel Communications, which is scheduled to mature on August 10, 2010, will be extended until December , 2017. This pro forma adjustment reclassifies the Due from Clear Channel Communications from a current asset to a long-term asset.

C	This pro forma adjustment records fees and expenses of $65,000 arising from the Transactions as deferred loan costs. These costs are amortized over the eight year life of the notes offered hereby, and such amortization will be included in interest expense.

D	These pro forma adjustments record depreciation and amortization expense associated with fair value adjustments to property, plant and equipment, and definite-lived intangible assets based on the estimated remaining useful lives of two to 35 years as if the Merger had occurred on January 1, 2008.

E	These pro forma adjustments are for the incremental interest expense resulting from the Prior Term Note Prepayment and the Transactions and give effect to the Prior Term Note Prepayment and the Transactions as if they had occurred on January 1, 2008.

	Year Ended December 31, 2008	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2009	Twelve Months Ended September 30, 2009
Interest expense on Series A Notes (1)	43,438	32,578	32,578	43,438
Interest expense on Series B Notes (2)	173,750	130,313	130,313	173,750
Change in interest expense on Debt with Clear Channel Communications (3)	(158,404)	(116,760)	(109,969)	(151,613)
Amortization of Deferred Loan Costs (4)	8,125	6,094	6,094	8,125

Total pro forma interest adjustment	66,909	52,225	59,016	73,700

(1)	Assumes a fixed rate of interest of 8.5%. For each 0.125% change in the fixed rate of interest, the annual interest expense on the Series A Notes would change by $625. The Series A Notes include OID, which is amortized through interest expense over the term of the notes. For each 1% change in OID, annual interest expense on the Series A Notes would change by $625.
(2)	Assumes a fixed rate of interest of 8.5%. For each 0.125% change in the fixed rate of interest, the annual interest expense on the Series B Notes would change by $2,500. The Series B Notes include OID, which is amortized through interest expense over the term of the notes. For each 1% change in OID, annual interest expense on the Series B Notes would change by $2,500.
(3)	The Company had $2,500,000 in debt outstanding with Clear Channel Communications as of September 30, 2009. Pro forma for the Prior Term Note Prepayment and the Transactions, the CCU Intercompany Note would have been prepaid in full and retired.
(4)	Represents debt issuance costs amortized over eight years for the notes offered hereby.

F	In connection with the Transactions, the CCU Cash Management Note will be changed to a variable per annum rate of interest equal to the weighted-average interest rate on the notes offered hereby. In addition to the Transactions, the Company has received repayment of $500.0 million on the CCU Cash Management Note pursuant to the Prior Term Note Prepayment. This pro forma adjustment assumes the per annum rate will be 8.5% after the balance is reduced by the $500.0 million repayment. For each 0.125% per annum difference in the interest rate, the annual interest income on the Due from Clear Channel Communications, pro forma for the Prior Term Note Prepayment and the Transactions, would change by $36.

G	The pro forma adjustment for income tax expense was determined using statutory rates in effect for the various tax jurisdictions in which the Company operates for the year ended December 31, 2008, the nine months ended September 30, 2009 and 2008, and the last twelve months ended September 30, 2009.

H	The Company recorded a valuation allowance during the nine months ended September 30, 2009 as a result of its inability to record tax benefits on net losses generated in such period.